                               PURCHASE AGREEMENT


                                  by and among


                                 LEONARD RIGGIO,
                              R. RICHARD FONTAINE,
                               DANIEL A. DEMATTEO,
                            THE LEONARD RIGGIO TRUST,
                                VENDAMERICA B.V.,


                               BABBAGE'S ETC. LLC


                                       and


                              BARNES & NOBLE, INC.


                           Dated as of October 6, 1999


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                               TABLE OF CONTENTS

                                                                          Page

Article 1. Purchase and Sale.................................................1
      1.1  General...........................................................1
      1.2  Purchase Price....................................................2
      1.3  Closing and Closing Date..........................................4
      1.4  Taking of Necessary Action; Further Action........................4
      1.5  Purchase Price Adjustment.........................................5

Article 2. Representations and Warranties Relating to the Members and
           the Company.......................................................7
      2.1  Organization and Standing.........................................7
      2.2  Binding Agreement.................................................7
      2.3  Absence of Conflicting Agreements or Required Consents............8
      2.4  Company Interests.................................................8
      2.5  Financial Statements..............................................9
      2.6  Absence of Certain Changes, Events and Conditions................10
      2.7  Litigation.......................................................11
      2.8  Insurance........................................................11
      2.9  Material Contracts...............................................11
      2.10  Permits and Licenses; Compliance with Law. .....................12
      2.11  Environmental Matters...........................................12
      2.12  Employee Benefit Matters........................................12
      2.13  Intellectual Property...........................................13
      2.14  Taxes...........................................................14
      2.15  Commissions.....................................................14
      2.16  Affiliate Transactions..........................................14
      2.17  Year 2000 Compliance............................................14
      2.18  Inventory.......................................................14
      2.19  Assets other than Real Property.................................15
      2.20  Real Property...................................................15
      2.21  Important Suppliers and Customers...............................15
      2.22  Accuracy and Completeness of Representations and Warranties.....16

Article 3. Representations and Warranties Relating to Vendamerica...........16
      3.1  Organization and Standing........................................16
      3.2  Absence of Liabilities...........................................16
      3.3  Capital Stock....................................................16
      3.4  Litigation.......................................................17
      3.5  Insurance........................................................17
      3.6  Contracts........................................................17
      3.7  Permits and Licenses; Compliance with Law........................17
      3.8  Environmental Matters............................................18
      3.9  Employee Benefit Matters.........................................18
      3.10  Taxes...........................................................18


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

      3.11  Assets other than Real Property.................................18
      3.12  Real Property...................................................19
      3.13  Accuracy and Completeness of Representations and Warranties.....19

Article 4. Representations and Warranties of the Buyer......................19
      4.1  Organization and Standing........................................19
      4.2  Binding Agreement................................................19
      4.3  Absence of Conflicting Agreements or Required Consents...........19
      4.4  Litigation.......................................................20
      4.5  Commissions......................................................20
      4.6  Investment Representation........................................20
      4.7  Fairness Opinion.................................................20

Article 5. Covenants and Agreements.........................................21
      5.1  Conduct of the Business Prior to Closing; Access.................21
      5.2  Cooperation......................................................23
      5.3  Public Announcements.............................................24
      5.4  No Solicitation..................................................24
      5.5  Noncompetition; Proprietary Information..........................25
      5.6  Special Management Bonuses.......................................26
      5.7  Certain Actions..................................................26
      5.8  Taxes and Tax Returns............................................26

Article 6. Conditions to Obligations of the Buyer...........................30
      6.1  Representations and Warranties...................................30
      6.2  Performance by the Sellers and the Company.......................30
      6.3  No Material Adverse Change. .....................................30
      6.4  Certificate......................................................30
      6.5  Consents; No Objections..........................................31
      6.6  No Proceedings or Litigation.....................................31
      6.7  Financing........................................................31
      6.8  Opinions of Sellers'and Company's Counsel........................31
      6.9  Outstanding Option...............................................31

Article 7. Conditions to Obligations of the Sellers.........................31
      7.1  Representations and Warranties...................................31
      7.2  Performance by the Buyer.........................................32
      7.3  Certificate......................................................32
      7.4  HSR Act..........................................................32
      7.5  No Proceedings or Litigation.....................................32

Article 8. Tax Matters......................................................32
      8.1  Transfer and Conveyance Taxes....................................32

Article 9. Indemnification and Survival.....................................32
      9.1  Indemnification by the Sellers...................................32
      9.2  Indemnification by Parent........................................33
      9.3  Indemnification by the Buyer.....................................33


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

      9.4  Limitations on Indemnification Claims and Liability..............33
      9.5  Computation of Claims and Damages................................34
      9.6  Notice of Claims.................................................35
      9.7  Defense of Third Party Claims....................................35
      9.8  Treatment of Indemnity Payments..................................36

Article 10. Definitions.....................................................36

Article 11. Miscellaneous Provisions........................................45
      11.1  Termination Rights..............................................45
      11.2  Litigation Costs................................................45
      11.3  Expenses........................................................46
      11.4  Notices.........................................................46
      11.5  Benefit and Assignment..........................................47
      11.6  Waiver..........................................................47
      11.7  Severability....................................................47
      11.8  Amendment.......................................................48
      11.9  Effect and Construction of this Agreement.......................48
      11.10  Knowledge of and Actions by the Company........................48
      11.11  Specific Performance...........................................48
      11.12  Appointment of Sellers'Representative..........................49
      11.13  Governing Law..................................................49
      11.14  Consent to Jurisdiction........................................49
      11.15  Apportionment of Costs Among Sellers...........................49


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

                               PURCHASE AGREEMENT

            This PURCHASE AGREEMENT (this "Agreement") made as of October 6, 1999 by and among Leonard Riggio, R. Richard Fontaine, Daniel A. DeMatteo and The Leonard Riggio Trust (collectively, and with Vendamerica, Inc. ("Vendamerica"), the "Members"), Vendamerica B.V., a corporation organized under the laws of the Netherlands ("Parent" and with the Members other than Vendamerica, the "Sellers"), Babbage's Etc. LLC, a Delaware limited liability company (the "Company "), and Barnes & Noble, Inc., a Delaware corporation (the "Buyer").

                              W I T N E S S E T H :

            WHEREAS, the Members are the sole members of the Company and the record and beneficial owners of all limited liability company interests in the Company;

            WHEREAS, (i) the Sellers other than Parent desire to sell to the Buyer all of their limited liability company interests in the Company (collectively, the "Member Interests"), (ii) Parent desires to sell to the Buyer all of the outstanding shares of capital stock of Vendamerica, (iii) the Sellers desire to cause the Buyer to become a member of the Company, and (iv) the Buyer desires to purchase from (a) each of the Members (other than Vendamerica) all of his or its limited liability company interests in the Company and (b) Parent all of the outstanding capital stock of Vendamerica (the "Shares"), and (v) the Buyer desires to become a member of the Company, in each case upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, a Special Committee of the Board of Directors (the "Special Committee") has recommended that the Board of Directors of the Buyer approve, the Board of Directors of the Buyer has approved, and the Sellers have each approved, the terms of this Agreement and the transactions contemplated hereby;

            WHEREAS, concurrently herewith Vendex KBB N.V. ("Vendex") is issuing to the Buyer a guarantee pursuant to which Vendex will guarantee the obligations of Parent under this Agreement; and

            WHEREAS, capitalized terms used herein have the meaning set forth in
Article 10 hereof;

            NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

            Article 1. Purchase and Sale.

            1.1 General. (a) At the Closing, and subject to the terms and conditions of this Agreement, each of the Members (other than Vendamerica) agrees to sell, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase, acquire and accept from such Members, all of the limited liability company interests in the Company owned by such Members.

            (b) At the Closing, and subject to the terms and conditions of this Agreement, Parent agrees to deliver to the Buyer stock certificates evidencing the Shares with stock powers attached, duly endorsed in blank, and with any required stock transfer stamps attached.

            (c) At the Closing, and subject to the terms and conditions of this Agreement, each of the Sellers agrees to (or, in the case of Parent, Parent agrees to cause Vendamerica to) cause the Buyer to be admitted as a member of the Company and to cause such admission to be reflected in the records of the Company, and each of the Members (other than Vendamerica) agrees to resign as a member of the Company, and the Buyer agrees to accept such admission and to permit such resignation, in each case in accordance with the Amended and Restated Limited Liability Company Agreement of Babbage's Etc. LLC dated February 19, 1997 (the "LLC Agreement") and the Delaware Limited Liability Company Act.

            1.2 Purchase Price. (a) Calculation. The total consideration for the Member Interests and the Shares shall be equal to $208,670,338 (representing $182,520,338 in cash and the assumption of a $26,150,000 liability which shall be accrued and paid by the Company prior to Closing) (collectively, the "Base Purchase Price"), less any Deficiency Amount (as defined below), if any (the "Purchase Price"); provided that, if the Closing shall occur more than 45 days after the date hereof other than due to a failure of any of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.8 or 6.9 hereof, the Base Purchase Price shall accrue interest at the Prime Rate from the date which is 45 days after the date hereof to the Closing Date. Set forth on Section 1.2(a) of the Sellers' Disclosure Letter are the names of the Persons to whom the Base Purchase Price shall be paid at the Closing and the respective amounts to be paid to each such person.

            (b) Purchase Price Estimate. Not less than three Business Days prior to the Closing, the Sellers shall prepare and deliver to the Buyer a good faith estimate, in reasonable detail and certified as reasonable by the chief executive officer of the Company, of the Purchase Price (which amount, subject to such adjustments as may be agreed upon by the Sellers' Representative and the Buyer, shall be herein referred to as the "Estimated Purchase Price").

            (c) Payment of Estimated Purchase Price. On or before the date which is two Business Days prior to the Closing, the Sellers shall deliver to the Buyer a schedule (the "Payment Schedule") which shall indicate the account or accounts to which the Estimated Purchase Price is to be paid for the benefit of the Sellers; provided, however, that if the calculation to be made pursuant to
Section 1.5 shall be completed by the Closing, the Purchase Price shall be paid at Closing. At the Closing, the Buyer shall deliver, by wire transfer in immediately available funds, to the accounts set forth on the Payment Schedule, an amount equal to the Estimated Purchase Price.

            (d) Contingent Payments. (i) If the EBITDA of the Company for the fiscal year ending February 3, 2001 or February 2, 2002, respectively, meets or exceeds $45.3 million and $54.3 million, respectively (the "Management EBITDA Targets"), then Buyer shall pay to the

Sellers, to the accounts set forth on the Payment Schedule (or to such other account as may be designated by any Seller at least two business days before the date on which such payment is due), $9,664,831 in immediately available funds within 120 days after the end of any such fiscal year in which the applicable Management EBITDA Target is met or exceeded (each such payment, a "Contingent Payment," and the Contingent Payments plus the Purchase Price shall be the "Total Purchase Price"). Set forth in Section 1.2(d) of the Sellers' Disclosure Letter are the respective amounts to be paid to each Seller in connection with any Contingent Payment. It is understood and agreed that if the applicable Management EBITDA Target for any one fiscal year is not met, the amount of the Contingent Payment in respect of such fiscal year shall be forfeited in its entirety and shall not be carried forward to the next succeeding fiscal year.

            (e)(i) Through the fiscal year ending February 2, 2002, the Company shall maintain its accounting books and records for purposes of tracking EBITDA for purposes of Section 1.2(d), in accordance with GAAP applied in a manner consistent with the Company's pre-Closing Date practices. Without limiting the generality of the foregoing, the Sellers and Buyer agree that, without the consent of the Sellers' Representative for purposes hereof, no changes shall be made in any reserve or other account, and no special charges shall be taken, except as a result of specific events or developments occurring after the Closing Date, and in such event, only in a manner consistent with GAAP and past practices. The Company shall deliver to the Sellers' Representative within 120 days after the end of each fiscal year to and including the year ending February 2, 2002, the Company's audited financial statements, together with a written audit report certified by the Company's independent certified public accountants (the "Company's Auditors"). The Company shall deliver to the Sellers' Representative together with the audited financial statements a certificate of the chief financial officer of the Company (or another officer of the Company not a Seller or an Affiliate of a Seller) stating that such statements have been prepared in accordance with GAAP applied on a basis consistent with the financial statements of the Company for the year ending January 30, 1999 (the "CFO's Certificate"). In addition, the Company shall use its reasonable best efforts to cause the Company's Auditors to make available to the Sellers' Representative the work papers used in preparation of the information set forth above in sufficient detail to enable the Sellers' Representative to verify the information set forth above subject to the Sellers' Representative's execution of customary access letters required by the Company's Auditors. The Company's calculation of EBITDA shall be subject to review by members of senior management of the Buyer who are neither Sellers nor Affiliates of Sellers.

            (ii) The Company shall use its reasonable best efforts to cause the Company's Auditors to make all of its work papers and other relevant documents in connection with such audit and calculations available to the Sellers' Representative and any independent accounting firm chosen by the Sellers' Representative, and shall make appropriate representatives of the Company's Auditors available for reasonable inquiry by the Sellers' Representative and such accounting firm, subject to execution by the Sellers' Representative of customary access letters required by the Company's Auditors. If the Sellers' Representative notifies the Company in writing that it does not agree with the manner of calculation of EBITDA for either the fiscal year ended February 3, 2001 or February 2, 2002, and identifies with reasonable specificity the reasons for such objection, within 30 business days after the delivery of such audit report, the

Sellers' Representative and the Company shall promptly select a mutually acceptable accounting firm of nationally recognized reputation other than the Company's Auditors (the "Additional Auditor") to act as the arbitrator of such dispute. Any such arbitration shall be conducted in New York, New York. If the parties are not able to agree to an Additional Auditor, then the office of the American Arbitration Association, located in New York City, shall select a firm of independent public accountants of nationally recognized reputation to serve as the Additional Auditor. The Additional Auditor shall be requested to act promptly to resolve any dispute in accordance with the terms of this Agreement, it being understood that the sole issues for the Additional Auditor shall be whether EBITDA was (A) derived from financial statements which were prepared in accordance with GAAP, applied in a manner consistent with the Company's pre-Closing Date practices, as provided in Section 1.2(e)(i) and (B) consistent with the definition of EBITDA herein, and to issue its written decision within thirty days after the appointment of such Additional Auditor, which decision shall be final, binding and conclusive on both the Buyer and the Sellers. The Buyer and the Sellers' Representative shall cooperate with the Additional Auditor in connection with this Section 1.2. Without limiting the generality of the foregoing, the Buyer and the Sellers' Representative shall each provide, or cause to be provided to the Additional Auditor, all information and records, and to make available at the arbitration proceeding all personnel, as are reasonably necessary to permit the Additional Auditor to resolve any disputes pursuant to this Section 1.2. The expenses of the Additional Auditor in resolving any disputes under this Section 1.2 shall be borne equally by the Buyer on the one hand and the Sellers on the other hand.

            (f) In the event that Buyer consummates the sale of all or substantially all of its interest in the Company or all or substantially all of the assets of the Company (a "Change of Control") for compensation in excess of $215,000,000 plus any Contingent Payment made as of the date of such sale in cash or Cash Equivalents prior to February 2, 2002, any Contingent Payments that the Sellers remain eligible to receive shall be accelerated and shall become due and payable by the Buyer immediately prior to the consummation of such Change of Control.

            1.3 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been terminated pursuant to Section 11.1 hereof, the closing (the "Closing") of the transactions herein contemplated shall take place as promptly as practicable following the satisfaction of the conditions set forth in Sections 6.5(a) and 7.4 hereof, and the satisfaction or waiver of the other conditions set forth in Articles 6 and 7 hereof, or at such other time and date as the Sellers, the Company and the Buyer shall agree (such time and date being referred to herein as the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other place as the Sellers, the Company and the Buyer shall agree. At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the Closing Date.

            1.4 Taking of Necessary Action; Further Action. Each of the parties shall use its respective reasonable best efforts to take all such action as may be necessary or appropriate in

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order to effectuate the Closing as promptly as possible. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company, the officers of the Company are fully authorized, in the name of the Company, any Seller, any other Member or otherwise, to take, and shall take, all such lawful and necessary action.

            1.5 Purchase Price Adjustment

            (a) Calculation of Net Equity Adjustment. In accordance with the provisions of this Section 1.5, the Buyer and the Sellers agree that to the extent that the Closing Net Equity is less than $(16,150,000), the Sellers shall pay to the Buyer the difference between $(16,150,000) and Closing Net Equity (the "Deficiency Amount"). For purposes of this Agreement, "Closing Net Equity" shall mean (A) the Company's total assets minus (B) the Company's total liabilities, in each case as set forth on the balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet"). The parties agree that the Closing Balance Sheet shall reflect the total assets and total liabilities required to be included therein by, and in accordance with, GAAP, consistently applied.

            (b) Closing Balance Sheet and Closing Statement. As promptly as practicable following the Closing Date, but in no event later than thirty days following the Closing Date, the Sellers' Representative (a) shall prepare and deliver to the Buyer (i) the Closing Balance Sheet, (ii) a statement (the "Closing Statement") showing the Closing Net Equity, the determination of the Deficiency Amount, if any, and a calculation of the Purchase Price, and (iii) a certificate to the effect that the Closing Balance Sheet has been prepared in accordance with GAAP and fairly presents the financial condition of the Company as of the Closing Date and (b) make available to the Buyer all supporting documentation relating to the Closing Balance Sheet and the Closing Statement. The Buyer and the Sellers shall cooperate with the Sellers' Representative in the preparation of the Closing Balance Sheet and the Closing Statement. The Buyer and the Company shall provide the Sellers' Representative with reasonable access, during normal business hours, to the facilities, personnel and accounting records of the Company, to the extent reasonably necessary to permit the Sellers' Representative to prepare the Closing Balance Sheet and the Closing Statement.

            (c) Review of Closing Balance Sheet and Closing Statement. During the 30-day period following the Buyer's receipt of the Closing Balance Sheet and the Closing Statement (the "Review Period"), the Special Committee and its advisors shall be afforded the opportunity to review the Closing Balance Sheet and the Closing Statement and the supporting documentation relating thereto.

            (d) Proposed Adjustment Notice. If the Special Committee and its advisors believe that the Closing Balance Sheet was not prepared in accordance with Section 1.5, the Special Committee shall deliver to the Sellers' Representative, prior to the expiration of the Review Period, a proposed adjustment notice (a "Proposed Adjustment Notice"). If the Special Committee does not deliver a Proposed Adjustment Notice to the Sellers' Representative prior to the expiration of the Review Period, the Closing Balance Sheet and the Closing Statement shall become final, binding and conclusive on both the Buyer and the Sellers.

            (e) Dispute Resolution. If a Proposed Adjustment Notice is delivered within the period set forth in Section 1.5(d), the Special Committee and the Sellers' Representative shall negotiate in good faith for a ten Business Day period commencing on the date of delivery of the Proposed Adjustment Notice to resolve such dispute. If the Special Committee and the Sellers' Representative cannot resolve such dispute within such ten Business Day period, the Special Committee and the Sellers' Representative shall retain a mutually acceptable accounting firm of nationally recognized reputation to act as the arbitrator (the "Arbitrator") of such dispute. Any such arbitration shall be conducted in New York, New York. If the parties are not able to agree to an Arbitrator, then the office of the American Arbitration Association, located in New York City, shall select a firm of independent public accountants of nationally recognized reputation to serve as the Arbitrator. The Arbitrator shall be requested to act promptly to resolve any dispute in accordance with the terms of this Agreement, it being understood that the sole issue for the Arbitrator shall be whether the Closing Balance Sheet was prepared in accordance with Section 1.5, and to issue its written decision within thirty days after the appointment of such Arbitrator, which decision shall be final, binding and conclusive on both the Buyer and the Sellers. The Special Committee, the Buyer and the Sellers' Representative shall cooperate with the Arbitrator in connection with this
Section 1.5. Without limiting the generality of the foregoing, the Special Committee, the Buyer and the Sellers' Representative shall each provide, or cause to be provided to the Arbitrator all information and records, and to make available at the arbitration proceeding all personnel, as are reasonably necessary to permit the Arbitrator to resolve any disputes pursuant to this
Section 1.5. The expenses of the Arbitrator in resolving any disputes under this
Section 1.5 shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.

            (f) Payment of Purchase Price Adjustment. At such time as the Closing Statement becomes final and binding in accordance with Section 1.5 after the Closing then, within three Business Days thereafter, if the Closing Statement reflects that the Purchase Price is less than the Estimated Purchase Price, then the Sellers shall pay to an account designated by the Buyer in immediately available funds, an amount equal to the amount of such shortfall, and if the Closing Statement reflects that the Purchase Price is greater than the Estimated Purchase Price, then the Buyer shall pay to an account designated by the Sellers' Representative, the amount of such excess, in each case, plus interest for the number of days from and including the thirtieth day following the Closing Date to but excluding the payment date, at a rate equal to the Prime Rate, calculated on the basis of actual days elapsed over a 365-day year.

            (g) Adjustment for Cash of Vendamerica. At least one Business Day before the Closing, Parent shall provide notice to the Buyer of the amount in Vendamerica's checking account at Citibank N.A. as of such date. On the Closing Date, the Buyer shall pay to Parent, as additional consideration for the Shares, an amount equal to the amount set forth in such notice.

            Article 2. Representations and Warranties Relating to the Members and the Company.

            Except as set forth in the corresponding sections of the disclosure letter delivered by the Sellers and the Company to the Buyer upon or prior to entering into this Agreement (the "Sellers' Disclosure Letter") the Sellers and the Company represent and warrant severally as to representations and warranties relating to themselves (and, with respect to Parent, severally as to representations and warranties relating to Vendamerica), and jointly and severally as to representations and warranties relating to the Company, to the Buyer as follows:

            2.1 Organization and Standing. (a) The Company is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the Laws of each state in which the operation of its business or ownership of its assets makes such qualification necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.

            (b) The Buyer has been furnished a complete and correct copy of the Company's certificate of formation and the LLC Agreement, each as currently in effect.

            (c) Except as set forth in Section 2.1(c) of the Sellers' Disclosure Letter, none of the Members nor the Company has made an election pursuant to Regulation Section 301.7701-3(c) or any comparable state Law or regulation to have the Company treated as an association taxable as a corporation for federal or state income tax purposes.

            2.2 Binding Agreement. (a) Each Member which is a natural person has the capacity, and each other Member that is a party hereto has all requisite power and authority, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Pursuant to the terms of the LLC Agreement, Leonard Riggio hereby consents to the transfer of each of such Members' limited liability company interests pursuant to this Agreement. This Agreement has been duly executed and delivered on behalf of each of such Members and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of each of such Members enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally and general principles of equity.

            (b) Parent has all requisite corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery by the Buyer and the Members, constitutes a legal, valid and binding obligation of Parent enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally and general principles of equity.

            (c) The Company has all requisite limited liability company power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of its obligations hereunder have been duly and validly authorized by all necessary limited liability company and Member action on the part of the Company. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally and general principles of equity.

            2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Section 2.3 of the Sellers' Disclosure Letter and, in the case of clauses (c) and (d), except for such violations, conflicts, breaches, defaults, consents, approvals, authorizations, orders, actions, registrations, filings, declarations, notifications and Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby, the execution, delivery and performance by the Sellers and the Company of this Agreement do not and will not (a) violate, conflict with or result in the breach or default of any provision of the Company's certificate of formation or the LLC Agreement, or the organizational documents of any of the Members or Parent, (b) conflict with or violate any Law or Governmental Order applicable to any Member, Parent or the Company or any of their respective properties or assets, (c) except for the notification requirements of the HSR Act and any filing obligations of the Buyer pursuant to the Exchange Act, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Members', Parent's or the Company's respective assets, or result in the imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which any Member, Parent or the Company is a party or by which their respective assets are bound.

            2.4 Company Interests. (a) The Members are the sole members of the Company. Upon the consummation of the transactions contemplated hereby, Buyer will own, directly or indirectly, 100% of the limited liability company interests in the Company. No Person has any preemptive right to purchase any limited liability company interests or any other securities of the Company. There are no outstanding securities or other instruments of the Company which are convertible into or exchangeable for any limited liability company interests of the Company and there are no commitments to issue such securities or instruments or otherwise make a Person a member of the Company (except the Buyer pursuant to this Agreement). Except as set forth in Section 2.4(a) of the Sellers' Disclosure Letter, there is no existing option, warrant, right, call, commitment of any character granted or issued by the Company governing the issuance of any limited liability company interests of the Company or any "phantom" securities giving the holder thereof any economic attributes of ownership. All limited liability company interests of the Company have been offered, issued and sold in compliance with applicable Law. The limited liability company interests of the Members, as set forth on
Schedule I, constitute all of the outstanding limited liability company interests of the Company.

            (b) Each of the Members has good and marketable title to, and owns, the limited liability company interests of the Company, beneficially and of record which are set forth next to his or its name on Schedule I. Such limited liability company interests are fully paid and non-assessable and, except for any right of the Buyer under this Agreement, are free and clear of all Encumbrances, demands, preemptive rights and adverse claims of any nature. Each Member has full voting power over his limited liability company interests, subject to no proxy, members' agreement, voting trust or other agreement relating to the voting of any of the limited liability company interests of the Company. Except as set forth in Section 2.4(b) of the Sellers' Disclosure Letter and other than this Agreement, there is no agreement between any of the Members and any Person with respect to the disposition of the limited liability company interests of the Company. Upon the consummation of the Closing, (i) each Member (other than Vendamerica) will have transferred to the Buyer good title to all limited liability company interests owned by such Member, and (ii) Vendamerica will have good title to the limited liability company interests owned by it, in each case free and clear of all Encumbrances, other than those that may be imposed by or on behalf of the Buyer.

            (c) Except as set forth in Section 2.4 of the Sellers' Disclosure Letter, the Company, directly or indirectly, does not own or have the power to vote or the right to acquire the power to vote, or to exercise a controlling influence with respect to, securities of, or any other direct or indirect equity interest in, any Person.

            2.5 Financial Statements. (a) The Buyer has been furnished audited balance sheets for the Company as of February 1, 1997, January 31, 1998 and January 30, 1999 and audited statements of income and retained earnings and cash flows for the years then ended, or, in the case of February 1, 1997, the period from inception to February 1, 1997, all certified by BDO Seidman, LLP, independent accountants, whose opinions thereon are included therein (collectively referred to herein as the "Audited Financial Statements"), and the consolidated balance sheet for the Company as of July 31, 1999 and statements of income and cash flows for the six-month period then ended (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). Except as otherwise disclosed in Section 2.5 of the Sellers' Disclosure Letter, (i) the Unaudited Financial Statements (including any notes thereto) present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations for the periods then ended in conformity with GAAP, subject to year-end adjustments which are, in the aggregate, not material and (ii) the balance sheets contained in the Financial Statements present fairly the valuation of the Company's merchandise inventory.

            (b) Except as set forth in Section 2.5 of the Sellers' Disclosure Letter, the Company has no material liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by GAAP to be reflected in a balance sheet or disclosed in the notes thereto, except such liabilities and obligations that are adequately accrued or reserved against in the Financial Statements or disclosed in the notes thereto or that were incurred after the date of the Financial Statements either in the ordinary course of business of the Company consistent with past practice or in connection with the transactions contemplated by this Agreement.

            2.6 Absence of Certain Changes, Events and Conditions. From January 30, 1999 through the date hereof, except as otherwise provided in or contemplated by this Agreement or as disclosed in Section 2.6 of the Sellers' Disclosure Letter:

            (a) other than in the ordinary course of business consistent with past practice, the Company has not sold, transferred, leased, subleased, licensed or otherwise disposed of any material assets (for the purposes of this clause (a), a "material asset" is an individual asset that has a value in excess of $50,000 or assets that have an aggregate value in excess of $100,000);

            (b) (i) the Company has not granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of the officers or employees of the Company, including any increase or change pursuant to any Employee Benefit Plan, or (ii) established, increased (or promised to increase) or accelerated the payment or vesting of any benefits under any Employee Benefit Plan with respect to officers or employees, in either case except
      (A) as required by Law, (B) that involve only increases to employees (but not officers) consistent with the past practices of the Company or (C) as required under any existing agreement or arrangement (a copy of which has been made available to the Buyer);

            (c) the Company has not made any material change in any method of accounting or accounting practice or policy used by the Company, other than changes required by Law or under GAAP;

            (d) the Company has not suffered any material casualty loss or damage, whether or not covered by insurance;

            (e) there has not been any direct or indirect redemption or other acquisition by the Company of any limited liability company interests of any class of the Company, or any declaration, setting aside or payment of any dividend or other distribution in respect of any limited liability company interest of the Company;

            (f)  there has not been any Material Adverse Effect;

            (g) the Company has been operated only in the ordinary and usual course consistent with past practice;

            (h) the Company has not created, incurred, assumed or guaranteed any liabilities, obligations or indebtedness for borrowed money except for net borrowings under existing lines of credit or the creation of trade payables, in each case in the ordinary course of business consistent with the past practices of the Company;

            (i) the Company has not compromised, settled, granted any waiver or release relating to, or otherwise adjusted any material Action, Indebtedness or any other claims or rights of the Company; and

            (j) the Company has not entered into any agreement, contract, commitment or arrangement to do any of the foregoing.

            2.7 Litigation. Except as disclosed in Section 2.7 of the Sellers' Disclosure Letter, (i) there are no Actions against any of the Sellers (with respect to the Company) or the Company pending, or, to the knowledge of the Sellers or the Company, threatened to be brought by or before any Person or Governmental Authority, in each case with respect to the Company, which would, if adversely determined as to such Seller or the Company, result in a liability to the Company of greater than $100,000, (ii) none of the Sellers nor the Company is subject to any Governmental Order (nor, to the knowledge of the Company and the Sellers, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), in each case with respect to the Company and (iii) there is no Action pending, or, to the knowledge of the Sellers and the Company, threatened to be brought before any Governmental Authority, that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

            2.8 Insurance. Except as set forth in Sections 2.8 or 2.12 of the Sellers' Disclosure Letter, (i) all insurance policies to which the Company is a party or under which the Company is covered as an additional named insured or otherwise (or replacement policies therefor) are in full force and effect, and the Members or the Company has paid all premiums due and is not in default, (ii) no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Members or the Company and
(iii) none of the Members nor the Company has been refused insurance with respect to the Company, nor has coverage with respect to the Company been previously canceled or materially limited, by an insurer to which a Member or the Company has applied for such insurance, or with which a Member or the Company has held insurance, within the last three years.

            2.9 Material Contracts. Section 2.9 of the Sellers' Disclosure Letter sets forth all Material Contracts of the Company as of the date hereof. Complete and accurate copies of all written Material Contracts listed in Section
2.9 of the Sellers' Disclosure Letter have been delivered or made available to the Buyer (except as otherwise noted therein). Except as set forth in Section
2.9 of the Sellers' Disclosure Letter, (a) each Material Contract is legal, valid and binding on the Company and, to the knowledge of the Sellers and the Company, the other parties thereto, and enforceable in accordance with the terms thereof, (b) each Material Contract is in full force and effect, (c) neither the Company nor any of the Members is in default under any Material Contract, (d) none of the Members nor the Company has waived any of its rights under any Material Contract and (e) to the knowledge of the Sellers and the Company, no other party to any Material Contract has breached or is in default thereunder and there does not exist any event or condition that, with or without the lapse of time or the giving of notice, would become such a breach or default or would cause the acceleration of any obligation thereunder.

            2.10 Permits and Licenses; Compliance with Law. (a) Except as set forth in Section 2.10 of the Sellers' Disclosure Letter, (i) the Company currently holds all the permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities or other Persons including Environmental Permits, necessary for the current operation and conduct of the Company in all material respects as it is being conducted by the Company (collectively, "Permits"), and all Permits are in full force and effect, (ii) since November 26, 1996, the Company has not received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (iii) the Company is in compliance in all material respects with the requirements of all Permits.

            (b) Except as disclosed in Section 2.10 of the Sellers' Disclosure Letter, (i) the Company is in compliance in all material respects with all Laws and Governmental Orders applicable to the conduct of the Company as it is being conducted and (ii) the Company has not been charged since November 26, 1996 by any Governmental Authority with a violation of any Law or any Governmental Order relating to the conduct of the Company.

            2.11 Environmental Matters. Except as disclosed in Section 2.11 of the Sellers' Disclosure Letter, and only with respect to Real Property that is leased, to the knowledge of the Company, (i) Hazardous Materials have not been Released on any Real Property in violation of applicable Environmental Law and have not migrated to or from the Real Property so as to result in a violation of applicable Environmental Law, and all Releases required to be reported under applicable Environmental Law have been reported to the appropriate Governmental Authority in accordance with such Environmental Law and, to the extent required, remediated to the satisfaction of such Governmental Authority; (ii) there have been no events related to the Company that would reasonably be expected to give rise to liability under any Environmental Law; (iii) the Company is now, and has been since November 26, 1996, in compliance with all applicable Environmental Laws relating to the Company and there are no extant conditions that would reasonably be expected to constitute an impediment to such compliance in the future, nor are there any pending investigations or requests for information by any Governmental Authority with respect to past compliance; (iv) the Company has disposed of all wastes arising from or otherwise relating to the Company, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Laws (including the filing of any required reports with respect thereto) and Environmental Permits and (v) there are no pending or threatened, Environmental Claims against the Company relating to its Real Property.

            2.12 Employee Benefit Matters. (a) Section 2.12(a) of the Sellers' Disclosure Letter identifies each Employee Benefit Plan. The Buyer has been furnished copies of the Employee Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Benefit Plan. Neither the Company nor any of its

ERISA Affiliates has now, or has maintained in the past, any Employee Benefit Plan which is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) Employee Benefit Plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

            (b) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Benefit Plan or arrangement which is covered by Title I of ERISA which transaction has or will cause the Company or any of its Subsidiaries to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

            (c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Employee Benefit Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. Buyer has been provided with the most recent determination letter of the Internal Revenue Service relating to each such Employee Benefit Plan. Each Employee Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

            (d) Neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise Tax under Section 4980B of the Code.

            (e) Except as disclosed in Section 2.12(e) of the Sellers' Disclosure Letter, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code and no employee or former employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

            (f) There are no pending, or, to the knowledge of the Company, threatened or anticipated, claims under or with respect to any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving such Employee Benefit Plan (other than routine claims for benefits).

            2.13 Intellectual Property. Except as disclosed in Section 2.13 of the Sellers' Disclosure Letter, (a) the rights of the Company in or to the Intellectual Property do not conflict with or infringe on the rights of any other Person, and the Company has not received any claim from any Person to such effect nor, to the Company's or the Sellers' knowledge, has any such claim been threatened, (b) the Company owns, licenses or otherwise has the right to use, all Intellectual Property and (c) to the knowledge of the Company, no other Person is infringing or diluting the rights of the Company with respect to the Intellectual Property.

            2.14 Taxes. Except as disclosed in Section 2.14 of the Sellers' Disclosure Letter, (i) all Tax Returns required to be filed by the Company have been timely filed, and such Tax Returns are true, complete and correct in all material respects; (ii) all Taxes shown on such Tax Returns have been timely paid other than such Taxes, if any, as are described in Section 2.14 of the Sellers' Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements of the Company; (iii) no adjustment relating to such Tax Returns has been proposed in writing by any Tax authority and remains unresolved; (iv) there are no Tax liens on any of the Company's assets (other than liens for Taxes that are not yet due and payable); and (v) all Taxes that the Company is required to pay, withhold or collect have been duly paid, withheld or collected and, to the extent required, have been paid to the proper Tax authority.

            2.15 Commissions. Other than Merrill Lynch & Co. there is no broker, financial advisor or finder or other Person who has any valid claim against the Members, Parent, the Company, any of their respective Affiliates or any of their respective assets for a commission, finders' fee, brokerage fee, advisory fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by or on behalf of the Company, the Members, Parent or the Company's officers, employees or agents.

            2.16 Affiliate Transactions. Except as set forth in Section 2.16 of the Sellers' Disclosure Letter or as otherwise provided or permitted in this Agreement, since November 26, 1996, the Company has not engaged in any transaction with any Affiliate thereof that was material to the Company. Except as set forth in Section 2.16 of the Sellers' Disclosure Letter, the Company is not a party to any material agreements or arrangements with any Affiliates.

            2.17 Year 2000 Compliance. Assuming that the Company continues after the Closing Date to adhere to the current programs and practices of the Company with respect to such matters (including expenditures for the items relating thereto set forth in the Company's current 1999 capital expenditure budget), to the knowledge of the Company, there are no Year 2000 Conditions that would reasonably be expected to interfere in any material respect with the conduct of the Company's business as it is currently conducted. For purposes of this
Section 2.17, a "Year 2000 Condition" means any condition imbedded in any computer software used by the Company that would reasonably be expected to cause such software not to (i) correctly handle date information before, during and after September 9, 1999, including accepting data input, providing date output and performing calculations on dates or portions of dates, (ii) function accurately and without interruption before, during and after September 9, 1999, without any change in operations associated with the advent of the new century,
(iii) fail to respond to two-digit, year-date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner and
(iv) store and provide output of data information in ways that are unambiguous as to century.

            2.18 Inventory. All of the inventory of the Company reflected in the Unaudited Financial Statements or acquired after July 31, 1999, (i) is owned by the Company free and clear of any Encumbrances other than Permitted Encumbrances, (ii) except for reserves reflected in the Unaudited Financial Statements or as set forth in Section 2.18 of the Sellers' Disclosure Letter, based on commercial circumstances existing on the date hereof, is in usable and saleable condition and (iii) was acquired by the Company in the ordinary course of business.

            2.19 Assets other than Real Property. The Company has good and valid title to all material assets (other than Real Property or interests in Real Property) it owns, including those reflected in the Unaudited Financial Statements or thereafter acquired, except those sold or otherwise disposed of since the date of the Unaudited Financial Statements not in violation of this Agreement, in each case free and clear of all Encumbrances except Permitted Encumbrances.

            2.20 Real Property. (a) Section 2.20(a) of the Sellers' Disclosure Letter sets forth a complete list of all material Real Property and interests in Real Property owned in fee by the Company (the "Owned Properties") or leased and a complete list of all material Real Property and interests in Real Property leased by the Company (the "Leased Properties"; an Owned Property or a Leased Property being sometimes referred to herein, individually, as a "Subject Property" and collectively, as "Subject Properties"). The Company has good and marketable fee title to all Owned Property free and clear of all Encumbrances except (i) Permitted Encumbrances, (ii) as set forth in Section 2.20(a) of the Sellers' Disclosure Letter, (iii) easements, covenants, rights-of-way and other similar restrictions, whether or not of record, (iv) any conditions that may be shown by a current, accurate survey or physical inspection of any Subject Property made prior to the Closing and (v) (A) zoning, building and other similar restrictions, and (B) Encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by a developer, landlord or other third party on any Subject Property which is not owned in fee by the Company and subordination or similar agreements relating thereto. Except as set forth in Section 2.20(a) of the Sellers' Disclosure Letter, all buildings and structures included within any Owned Property lie wholly within the boundaries of the Owned Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Except as set forth in
Section 2.20(a) of the Sellers' Disclosure Letter, the Company is the lessee of all the Leased Property and is in possession of the premises purported to be leased thereunder, and each such lease is a valid obligation of such lessee without any material default thereunder by such lessee. The consummation of the transactions contemplated by this Agreement will not result in a breach of, or a default under, any lease with respect to any Leased Property.

            (b) Set forth in Section 2.20(b) of the Sellers' Disclosure Letter is a list of those 50 leases with respect to Leased Property that generated the most revenues for the fiscal year ended February 1, 1999. Those leases generated in the aggregate 18.6% of the Company's revenues for such period.

            2.21 Important Suppliers and Customers. Set forth in Section 2.21 of the Sellers' Disclosure Letter is a complete and accurate list of:

            (a) the names and addresses of the ten largest suppliers (by dollar volume) of products and services to the Company during each of its last two fiscal years, with a description of the existing contractual arrangements, if any, for continued supply from each such firm;

            (b) the names and addresses of any sole source suppliers of significant goods or services to the Company with respect to which practical alternative sources of supply are not available on comparable terms and conditions, with a description of the contractual arrangements for continued supply from each such firm; and

            (c) the dollar volume of purchases from each supplier referred to in paragraphs (a) and (b) above during each of the last two fiscal years.

            2.22 Accuracy and Completeness of Representations and Warranties. No representation, warranty or statement made by the Company in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the representation, warranty or statement made not misleading.

            Article 3. Representations and Warranties Relating to Vendamerica.

            Except as set forth in the corresponding sections of the disclosure letter delivered by Parent to the Buyer upon or prior to entering into this Agreement (the "Parent Disclosure Letter"), Parent represents and warrants to the Buyer as follows:

            3.1 Organization and Standing. (a) Vendamerica is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Connecticut and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Vendamerica is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state in which the operation of its business or ownership of its assets makes such qualification necessary.

            (b) Parent has previously delivered to the Buyer a complete and correct copy of Vendamerica's certificate of incorporation and by-laws, each as currently in effect.

            3.2 Absence of Liabilities. Except as set forth in Section 3.2 of the Parent Disclosure Letter, Vendamerica has no liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

            3.3 Capital Stock. (a) The authorized capital stock of Vendamerica consists of 1000 shares of common stock, no par value per share, all of which are issued and outstanding as of the date hereof; and such shares are duly authorized and validly issued, fully paid and non-assessable. Parent is the record and beneficial owner of the Shares. The Shares have not been issued in violation of, and are not subject to any purchase option, call, right of first refusal, preemptive, subscription or similar rights under, any provision of applicable Law, the organization documents of Vendamerica, or any contract, agreement or instrument to which either Parent or Vendamerica is a party. Except for the obligations of Parent under this Agreement, there are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which Parent or Vendamerica is or may become obligated to issue, sell, purchase or redeem any shares of capital stock, or other securities of Vendamerica.

            (b) Parent has good and marketable title to the Shares, free and clear of any Encumbrances. At the Closing, Parent will transfer to Buyer good and marketable title to the Shares, free and clear of any Encumbrances other than those that may be imposed by or on behalf of the Buyer.

            (c) Other than its limited liability company interests in the Company, Vendamerica, directly or indirectly, does not own or have the power to vote or the right to acquire the power to vote, or to exercise a controlling influence with respect to, securities of, or any other direct or indirect equity interest in, any Person.

            3.4 Litigation. (a) There are no Actions against Parent (with respect to Vendamerica) or Vendamerica pending, or, to the knowledge of Parent or Vendamerica, threatened to be brought by or before any Person or Governmental Authority, in each case with respect to Vendamerica and (b) neither Parent nor Vendamerica is subject to any Governmental Order (nor, to the knowledge of Vendamerica and Parent, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), in each case with respect to Vendamerica.

            3.5 Insurance. (i) All insurance policies to which Vendamerica is a party or under which Vendamerica is covered as an additional named insured or otherwise (or replacement policies therefor) are in full force and effect, and all premiums due have been paid and neither Parent nor Vendamerica is in default, (ii) no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Parent or Vendamerica and (iii) neither Parent nor Vendamerica has been refused insurance with respect to Vendamerica, nor has coverage with respect to Vendamerica been previously canceled or materially limited, by an insurer to which Parent or Vendamerica has applied for such insurance, or with which Parent or Vendamerica has held insurance, within the last three years.

            3.6 Contracts. Section 3.6 of the Parent Disclosure Letter sets forth all contracts of Vendamerica as of the date hereof (the "Vendamerica Contracts"). Complete and accurate copies of all written contracts listed in
Section 3.6 of the Parent Disclosure Letter have been delivered or made available to the Buyer. Except as set forth in Section 3.6 of the Parent Disclosure Letter, (a) each Vendamerica Contract is legal, valid and binding on Vendamerica and, to the knowledge of Parent and Vendamerica, the other parties thereto, and enforceable in accordance with the terms thereof, (b) each Vendamerica Contract is in full force and effect, (c) neither Parent or Vendamerica is in default under any Vendamerica Contract, (d) neither Parent or Vendamerica has waived any of its rights under any Vendamerica Contract and (e) to the knowledge of Parent and Vendamerica, no other party to any Vendamerica Contract has breached or is in default thereunder and there does not exist any event or condition that, with or without the lapse of time or the giving of notice, would become such a breach or default or would cause the acceleration of any obligation thereunder.

            3.7 Permits and Licenses; Compliance with Law. (a) (i) Vendamerica currently holds all the permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities or other Persons including Environmental Permits, necessary for the current operation and conduct of the business of Vendamerica as it is being conducted by Vendamerica (collectively, "Vendamerica Permits"), and all Vendamerica Permits are in full force and effect, (ii) since December 31, 1995, Vendamerica has not received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Vendamerica Permit and (iii) Vendamerica is in compliance with the requirements of all Vendamerica Permits.

            (b) (i) Vendamerica is in compliance with all Laws and Governmental Orders applicable to the conduct of the business of Vendamerica as it is being conducted and (ii) Vendamerica has not been charged by any Governmental Authority with a violation of any Law or any Governmental Order relating to the conduct of Vendamerica which charge has not been settled.

            3.8 Environmental Matters. With respect to Real Property that is leased, to the knowledge of Vendamerica, (i) Hazardous Materials have not been Released on any Real Property in violation of applicable Environmental Law and have not migrated to or from the Real Property so as to result in a violation of applicable Environmental Law, and all Releases required to be reported under applicable Environmental Law have been reported to the appropriate Governmental Authority in accordance with such Environmental Law and, to the extent required, remediated to the satisfaction of such Governmental Authority; (ii) there have been no events related to Vendamerica that would reasonably be expected to give rise to liability under any Environmental Law; (iii) Vendamerica is now, and has been since December 31, 1995, in compliance with all applicable Environmental Laws relating to Vendamerica and there are no extant conditions that would reasonably be expected to constitute an impediment to such compliance in the future, nor are there any pending investigations or requests for information by any Governmental Authority with respect to past compliance; (iv) Vendamerica has disposed of all wastes arising from or otherwise relating to Vendamerica, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Laws (including the filing of any required reports with respect thereto) and Environmental Permits and (v) there are no pending or threatened, Environmental Claims against Vendamerica relating to its Real Property.

            3.9 Employee Benefit Matters. As of the date hereof, Vendamerica has no employees and no Employee Benefit Plans.

            3.10 Taxes. Except as disclosed in Section 3.10 of the Parent Disclosure Letter, (i) all Tax Returns required to be filed by Vendamerica have been timely filed, and such Tax Returns are true, complete and correct in all material respects; (ii) all Taxes shown on such Tax Returns have been timely paid; (iii) no adjustment relating to such Tax Returns has been proposed in writing by any Tax authority and remains unresolved; (iv) there are no Tax liens on any of Vendamerica's assets (other than liens for Taxes that are not yet due and payable); and (v) all Taxes that Vendamerica is required to pay, withhold or collect have been duly paid, withheld or collected and, to the extent required, have been paid to the proper Tax authority.

            3.11 Assets other than Real Property. Vendamerica has good and valid title to all material assets (other than Real Property or interests in Real Property) it owns, free and clear of all Encumbrances except Permitted Encumbrances. Vendamerica has no assets and has not owned, directly or indirectly, any material assets (other than Real Property or interests in Real Property) except as set forth in Section 3.11 of the Parent Disclosure Letter.

            3.12 Real Property. Section 3.12 of the Parent Disclosure Letter sets forth a complete list of all material Real Property and interests in Real Property leased by Vendamerica (the "Vendamerica Leased Property"). Vendamerica does not own any Real Property. Except as set forth in Section 3.12 of the Parent Disclosure Letter, Vendamerica is the lessee of all the Vendamerica Leased Property and is in possession of the premises purported to be leased thereunder, and each such lease is a valid obligation of Vendamerica without any material default thereunder by Vendamerica. The consummation of the transactions contemplated by this Agreement will not result in a breach of, or a default under, any lease with respect to any Vendamerica Leased Property.

            3.13 Accuracy and Completeness of Representations and Warranties. No representation, warranty or statement made by Parent in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the representation, warranty or statement made not misleading.

            Article 4. Representations and Warranties of the Buyer.

            The Buyer represents and warrants to the Sellers and the Company as follows:

            4.1 Organization and Standing. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business.

            4.2 Binding Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Buyer. This Agreement has been duly executed and delivered on behalf of the Buyer and, assuming the due authorization, execution and delivery by the Sellers and the Company, constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally and general principles of equity.

            4.3 Absence of Conflicting Agreements or Required Consents. Except in the case of clauses (c) and (d), for such violations, conflicts, breaches, defaults, consents, approvals, authorizations, orders, actions, registrations, filings, declarations, notifications and Encumbrances that would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Buyer and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby, the execution, delivery and performance by the Buyer of this Agreement does not and will not (a) violate, conflict with or result in the breach or default of any provision of the certificate of incorporation or by-laws of the Buyer, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer, or any of its properties or assets, (c) except for the notification requirements of the HSR Act and any filing obligations of the Buyer pursuant to the Exchange Act, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) except for the Amended and Restated Credit Agreement, dated as of November 18, 1997, among the Buyer, the subsidiaries of the Buyer party thereto, the lenders named therein and The Chase Manhattan Bank (as Agent and as Swingline Bank), conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Buyer's assets, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Buyer is a party or by which its assets are bound.

            4.4 Litigation. There are no Actions pending or, to the Buyer's knowledge, any Action threatened to be brought by or before any Governmental Authority, against the Buyer or any of its Affiliates that (i) seeks to question, delay or prevent the consummation of the transactions contemplated hereby or (ii) would reasonably be expected to affect adversely the ability of the Buyer to fulfill its obligations hereunder, including the Buyer's obligations under Article 1 hereof.

            4.5 Commissions. Except for Peter J. Solomon Company, there is no broker, financial advisor or finder or other Person who has any valid claim against the Buyer, any of its Affiliates or any of their respective assets for a commission, finders' fee, brokerage fee, advisory fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Buyer or its officers, employees or agents.

            4.6 Investment Representation. The Buyer is acquiring the Member Interests and the Shares for its own account for investment and not with a view to the distribution thereof and will not dispose of the Member Interests or the Shares except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and other applicable securities laws. The Buyer acknowledges that the Member Interests and the Shares have not been registered under the Securities Act or any other applicable securities laws. Neither the Member Interests nor the Shares will be transferred except in a transaction registered or exempt from registration under the Securities Act and other applicable securities laws.

            4.7 Fairness Opinion. The Buyer has received an opinion, addressed to the Special Committee and the Buyer and dated the date hereof from Peter J. Solomon Company, as to the fairness of the Total Purchase Price from a financial point of view.

            Article 5.  Covenants and Agreements.

            5.1 Conduct of the Business Prior to Closing; Access. The Company covenants as follows:

            (a) Between the date hereof and the Closing Date, except as expressly contemplated by this Agreement, except as described in Sections
      2.6 or 5.1 of the Sellers' Disclosure Letter, or except with the written consent of the Buyer (which consent shall not be unreasonably withheld), the Company will use all reasonable efforts to preserve the business of the Company intact, to preserve the good will of customers, suppliers, employees and others having business relations with the Company, to retain its key employees, and to maintain insurance in full force and effect, will operate its business in the ordinary course of business consistent with past practice and will not:

                  (i) subject any of its assets to any Encumbrance, other than
            Permitted Encumbrances, that will not be released at or prior to the Closing Date;

                  (ii) make any material changes in the operations of the
            Company;

                  (iii) other than, in each case, in the ordinary course of
            business consistent with past practice, sell, transfer, lease, sublease, license or otherwise dispose of any material assets (for the purposes of this clause (iii), a "material asset" is an individual asset that has a value in excess of $50,000 or assets that have an aggregate value in excess of $100,000);

                  (iv) (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension, severance or termination pay or other benefits payable by the Company to any of the officers or employees of the Company, including any increase or change pursuant to any Employee Benefit Plan, (B) establish or increase (or promise to increase) or accelerate the payment or vesting of any benefits under any Employee Benefit Plan with respect to officers or employees of the Company or
            (C) enter into any employment, consulting or severance agreements with any officers or employees or consultants to the Company or change the terms thereof, in the case of clauses (A), (B) and (C), except (I) as required by Law, (II) that involve only increases to employees (but not officers) consistent with the past practices of the Company, (III) as required under any existing agreement or arrangement or (IV) that involve increases related to promotions in the ordinary course of business;

                  (v) make any material change in any method of accounting or accounting practice or policy used by the Company, other than changes required by Law or under GAAP;

                  (vi) terminate or amend in any material respect any Material
            Contract;

                  (vii) merge or consolidate with, or acquire securities or any interest in, any Person, or enter into any joint venture, partnership or similar arrangement;

                  (viii) fail to pay any creditor any amount owed to such
            creditor when due (after the expiration of any applicable grace periods), except if any such amount is being disputed in good faith in the ordinary course of business consistent with past practice;

                  (ix) terminate, discontinue, close or dispose of any business operation or otherwise materially change the character or conduct of its business;

                  (x) declare, set aside or pay any dividend or other
            distribution in respect of any limited liability company interest of the Company; provided that the Company may make the tax distribution to Members set forth in Section 5.1(a)(x) of the Sellers' Disclosure Letter;

                  (xi) make any commitments by the Company for any individual capital expenditure in excess of $200,000;

                  (xii) amend the Company's certificate of formation or the LLC
            Agreement;

                  (xiii) amend any material term of any outstanding
            Indebtedness, issue or sell any new debt securities, create, incur, assume or guarantee any Indebtedness or enter into any new credit facility (other than roll-overs under existing facilities), except for borrowings under existing lines of credit or the creation of trade payables, in each case in the ordinary course of business consistent with the past practices of the Company; provided, that such borrowings shall not exceed $40,000,000 and shall be on terms consistent with the Company's prior borrowings and the proceeds of which shall be used for purposes consistent with prior borrowings, collectively, without the prior written consent of the Buyer;

                  (xiv) compromise, settle, grant any waiver or release relating to, or otherwise adjust, any material Action, Indebtedness or any other claims or rights of the Company;

                  (xv) enter into any new agreement, contract, commitment or arrangement with any Affiliate of the Company that will continue in effect after the Closing Date and not be terminable by the Company on not more than 60 days' written notice without payment of premium or penalty;

                  (xvi) make any change in the membership of the Company or
            grant or assign any limited liability company interest, options, rights or phantom shares in the Company;

                  (xvii) enter into any agreement, contract, commitment or
            arrangement to do any of the foregoing; or

                  (xviii) accelerate the collection of receivables or defer the payment of payables, except in the ordinary course of business consistent with past practice to accommodate customary seasonal needs.

            (b) Pending the Closing Date, the Company shall:

                  (i) Give to the Buyer and its representatives reasonable
            access during normal business hours to all of the employees, properties, books and records of the Company and furnish the Buyer and its representatives with such information concerning the Company as the Buyer may reasonably require, including such access and cooperation as may be necessary to allow the Buyer and its representatives to interview the employees, to examine the books and records of the Company, and to inspect the Real Property and Equipment (which inspection may include environmental testing, geologic testing and engineering tests and which right of access shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of the Company);

                  (ii) Furnish the Buyer within 20 days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and a balance sheet for the Company for the month just ended;

                  (iii) From time to time, furnish to the Buyer such additional information (financial or otherwise) concerning the Company as the Buyer may reasonably request (which right to request information shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of the Members or the Company); and

                  (iv) Continue in full force and effect "all-risk" property damage insurance on the Real Property in the full amount of the replacement cost of the Owned Property and as required under the leases for the Leased Property.

            5.2 Cooperation. Following the execution of this Agreement, the Buyer, the Sellers and the Company agree as follows:

            (a) The parties shall each use their reasonable best efforts, and shall cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions with respect to, any filings, applications, requests, or actions which are or may be necessary, to obtain the consents, approvals, authorizations or other orders of any Governmental Authority or other Person which are or may be necessary in connection with the transactions contemplated by this Agreement; and, without limiting the generality of the foregoing, the parties shall use their respective reasonable best efforts to prepare and file as promptly as practicable, but in any event no later than 15 Business Days after the date hereof, all of the information called for in the Notification and Report Form required under the HSR Act and to prepare and file any supplemental information, also in a timely fashion, which may be required by the United States Department of Justice or the Federal Trade Commission pursuant to such Notification and Report Form Filings, and otherwise to use their respective reasonable best efforts to obtain the requisite clearances;

            (b) Without limiting the foregoing, the Sellers shall cooperate with the Buyer at the Buyer's request and in so doing use their best efforts from and after the Closing Date to obtain consents to the leases set forth in Section 2.20 of the Sellers' Disclosure Letter, as required in accordance with the terms of such leases;

            (c) If the Buyer or the Company receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of any Governmental Authority that could affect the Buyer's, the Sellers' or the Company's ability to consummate the transactions contemplated hereby, the Buyer, the Sellers or the Company shall promptly notify the other party or parties thereof and shall use its reasonable best efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement; and no such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder; and

            (d) Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable but in no event later than the Closing.

            5.3 Public Announcements. Except as otherwise required by Law, the parties shall not issue any report, statement or press release or otherwise make any public announcement with respect to this Agreement, and the transactions contemplated hereby without prior consultation with and approval of the other parties hereto (which approval shall not be unreasonably withheld). To the extent any such announcement is required by Law, each party hereto shall use reasonable efforts to notify and consult with the other parties hereto prior to making any such announcement.

            5.4 No Solicitation. Other than as specified in this Agreement, through the Closing Date, the Sellers and the Company shall not, and the Company shall cause its officers, directors, representatives, Affiliates or associates not to, (a) initiate contact with, solicit, encourage or respond to any inquiries or proposals by, or (b) enter into any discussions or negotiations with, or disclose, directly or indirectly, any information concerning the Company to, or afford any access to the properties, books and records of the Company to, any Person in connection with any possible proposal for the acquisition (directly or indirectly, whether by purchase, merger, consolidation or otherwise) of all or substantially all of the assets, business or membership interests of the Company or the capital stock of Vendamerica. The Sellers and the Company agree to terminate immediately any such discussions or negotiations.

            5.5 Noncompetition; Proprietary Information. (a) Each of the Sellers severally agrees that, commencing on the Closing Date until the fourth (or, in the case of Parent, second) anniversary of the Closing Date, or, if later and if applicable, such time as is two years following the date on which such Seller ceases to be employed, directly or indirectly, by the Buyer, he or it will not or its Affiliates will not, in North America, directly or indirectly, invest in (other than a passive equity investment constituting no more than 5% (or, in the case of Parent, 15%) of the equity of the subject company), engage in, become financially interested in, or be employed by, whether as an employee, consultant, partner, principal, agent, representative, member or stockholder or in any other corporate or representative capacity, if it involves engaging in, or rendering services that are integral to the business of or advice pertaining to, any lines of business that the Company was actively conducting on the date of this Agreement or the Closing Date, except in connection with an agreement consented to in writing by the Buyer, nor will the Sellers or their Affiliates solicit any business of the type conducted by the Company from any customer of the Company or hire any employee of the Company or any of its Subsidiaries (or any of their successors); provided, however, that the foregoing shall not prohibit any of the Sellers or their Affiliates from owning an interest in, being employed by, whether as an employee, consultant or representative, or acting in any other corporate or representative capacity to, the Buyer or the Company or any of the Buyer's Affiliates.

            (b) It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.5 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Each of the Sellers acknowledges that any breach of the terms, conditions or covenants set forth in this Section 5.5 shall be competitively unfair and may cause irreparable damage to the Buyer because of the special, unique, unusual, extraordinary and intellectual character of the Company's business, and the Buyer's recovery of damages at law will not be an adequate remedy. Accordingly, each of the Sellers agrees that for any breach of the terms, covenants or agreements of this Section 5.5, a restraining order or an injunction or both may be issued against such Person, in addition to any other rights or remedies the Buyer may have.

            (c) Each Seller agrees to hold (and, prior to the Closing, in the case of Parent, to cause Vendamerica to hold) in strict confidence all data and information relating to the business of the Company and its Subsidiaries (the "Proprietary Information") obtained in the course of its direct or indirect ownership of limited liability company interests or participation in the management of the Company or any of its Subsidiaries or otherwise which is either non-public, confidential or proprietary in nature. Each Seller agrees that subject to any requirement of Law, it will keep (and, prior to the Closing, in the case of Parent, cause Vendamerica to keep) such Proprietary Information confidential and will not, without the prior written consent of the Buyer, disclose or permit the disclosure by its Affiliates of such Proprietary Information to any Person. This Agreement shall be inoperative to each Seller in its capacity as an employee of Buyer and as to such portions of the Proprietary Information which (i) are or become generally available to the public other than as a result of a disclosure by any Seller or, prior to the Closing, Vendamerica or any of its authorized representatives, (ii) become available to any Seller or Vendamerica or one of its authorized representatives on a nonconfidential basis from a source other than any of the Buyer or any of its authorized representatives, which has not advised such Seller or, prior to the Closing, Vendamerica that it is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any of the Buyer or any of its Subsidiaries or Affiliates with respect to such portions of the Proprietary Information, or
(iii) were known by any Seller or Vendamerica on a nonconfidential basis prior to its commencement of employment with, or direct or indirect ownership of, the Company or one of its Subsidiaries. The Sellers agree that the Buyer shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 5.5. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section
5.5 by any Seller but shall be in addition to all other remedies available at law or equity. It is further understood and agreed that failure or delay by the Buyer in exercising any right, power or privilege under this Section 5.5 shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude and other or further exercise of any right, power or privilege under this Agreement.

            5.6 Special Management Bonuses. Prior to the Closing, the Company shall pay special management bonuses to the persons listed in Section 5.6 of the Sellers' Disclosure Letter in the amounts set forth therein.

            5.7 Certain Actions. The Buyer hereby represents and warrants to Parent that it has no plan or intention to, and covenants and agrees with Parent that prior to the end of the second year following the Closing Date it will not, liquidate Vendamerica, merge Vendamerica with or into any other Person or cause Vendamerica to transfer any of its Member Interests to any other Person.

            5.8 Taxes and Tax Returns. (a) In any case where applicable law does not require Vendamerica to close its taxable year on the Closing Date, then Taxes, if any, attributable to the taxable year of Vendamerica beginning on or before and ending after the Closing Date (a "Straddle Period") shall be allocated (i) to Parent for the period up to and including the Closing Date and
(ii) to the Buyer for the period subsequent to the Closing Date. The liability for Taxes applicable to a Straddle Period reflected on any related Tax Return shall be allocated between Parent and the Buyer on the basis of a closing of the books and records of Vendamerica on the Closing Date and, to the extent not susceptible to such allocation, on the basis of elapsed days. Subject to Section 5.8(e) hereof, Parent shall be responsible for, and shall indemnify the Buyer under the terms of Section 9 hereof for any Claims or Damages with respect to, all Taxes of Vendamerica for all taxable periods ending on or prior to the Closing Date and for all Straddle Period Taxes allocated to Parent under the two preceding sentences (including any Taxes of any Person for which Vendamerica is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise, with respect to any taxable period or portion thereof ending on or prior to the Closing Date), and Parent shall make payment to the Buyer with respect to such Taxes at the time and in the manner specified in Section 5.8(b) below. The Buyer shall be responsible for, and shall indemnify Parent under the terms of Article 9 hereof for any Claims or Damages with respect to, all other Taxes payable by Vendamerica.

            (b) The Buyer shall be responsible for filing or causing to be filed all Tax Returns required to be filed by or on behalf of Vendamerica after the Closing Date. With respect to any Tax Return required to be filed by the Buyer for a taxable period of Vendamerica beginning on or before the Closing Date, the Buyer shall deliver, at least twenty Business Days prior to the due date for filing of such Tax Return (including extensions), to Parent a statement setting forth the amount of Tax for which Parent is responsible pursuant to Section 5.8(a) hereof (the "Statement"), and copies of such Tax Return. In determining the amount of Tax for which Parent is responsible, the Statement shall take into account and credit to Parent any estimated Tax payments or other deposits made to a taxing authority by or on behalf of Vendamerica for the applicable period as well as any Taxes or other deposits paid to a taxing authority by or on behalf of Vendamerica for any prior period that are credited to the applicable period. Parent shall have the right to review such Tax Return and the Statement prior to the filing of such Tax Return and, with respect to Tax Returns relating to periods ending on or before the Closing Date, the Buyer shall make any reasonable changes to such Tax Return and Statement requested by Parent to the extent such changes are in accordance with past practices (to the extent relevant) and applicable law. Parent and the Buyer agree to consult and attempt to resolve in good faith any issue arising as a result of the review of such Tax Return and the Statement and to mutually consent to the filing as promptly as possible of such Tax Return. In the event the parties are unable to resolve any dispute within ten Business Days following the delivery of such Tax Return and the Statement, the parties shall jointly request a mutually acceptable accounting firm of nationally recognized reputation (the "Settlement Auditor") to resolve any issue in dispute as promptly as possible. If the parties are not able to agree to a Settlement Auditor, then the office of the American Arbitration Association, located in New York City, shall select a firm of independent public accountants of nationally recognized reputation to serve as Settlement Auditor. If the Settlement Auditor is unable to make a determination with respect to any disputed issue within five Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then the Buyer may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without Parent's consent. Notwithstanding the filing of such Tax Return, the Settlement Auditor shall make a determination with respect to any disputed issue and the amount of Taxes for which Parent is responsible under Section 5.8(a) hereof shall be as determined by the Settlement Auditor. The fees and expenses of the Settlement Auditor shall be paid one-half by the Buyer and one-half by Parent. Not later than five Business Days before the due date for the payment of Taxes with respect to such Tax Return, Parent shall pay to the Buyer an amount equal to the Taxes (i) shown on the Statement, (ii) otherwise agreed between Parent and the Buyer or (iii) determined by the Settlement Auditor, as applicable, as being the responsibility of Parent under Section 5.8(a) hereof. Notwithstanding the foregoing, in the case of a dispute that is not resolved within five Business Days of the due date for the payment of Taxes with respect to a Tax Return, no later than five Business Days after resolution of the dispute the Buyer shall pay to Parent the amount of any positive difference or Parent shall pay to the Buyer the amount of any negative difference, as the case may be, between the amount paid by Parent pursuant to the preceding sentence and the amount determined by the Settlement Auditor to be owed by Parent.

            (c) The Buyer shall pay to Parent as additional consideration for the Shares any refund of Taxes received or amount of actual reduction in Taxes realized (or portion of either thereof) after the Closing Date by the Buyer, Vendamerica or any other Affiliate of the Buyer relating to Taxes imposed on or with respect to Vendamerica with respect to any taxable period (or portion of any taxable period) ending on or prior to the Closing Date. Any payment required pursuant to the preceding sentence shall be made within fifteen Business Days of the receipt of the refund of Taxes or realization of the actual reduction in Taxes in question. In addition, but without duplication of the foregoing, in the event that the liability of Vendamerica, the Buyer or any Affiliate of the Buyer for Taxes for any taxable period (or portion thereof) beginning on or after the Closing Date (in each case, a "Post-Closing Period") is actually reduced as a result of taking into account in any such Post-Closing Period (i) any net operating loss carryover, net capital loss carryover or other Tax attribute of Vendamerica attributable to a taxable period, or portion thereof, ending on or before the Closing Date, or (ii) to the extent not already reflected in clause
(i), any item of loss, depreciation, amortization or other deduction or tax benefit (including, without limitation, increased basis in Vendamerica's interest in the Company) arising from Vendamerica's allocable share of the payment of the special management bonuses described in Section 5.6 (in each case, a "Tax Reduction Item"), the Buyer shall, within fifteen Business Days after the Tax reduction is actually realized, pay to Parent as additional consideration for the Shares the amount of such reduction. For purposes of the preceding sentence, "Vendamerica's allocable share" shall be an amount equal to 13.5% of the payment and any net loss of Vendamerica arising during the portion of any Straddle Period ending on or prior to the Closing Date shall be treated as a net operating loss carryover, or capital loss carryover, as applicable. To the maximum extent permitted by applicable law, the Buyer shall, and shall cause its Affiliates (including, without limitation, Vendamerica) to, claim the Tax Reduction Items as items of deduction, depreciation, amortization, loss, loss carryover or otherwise as early as possible. For purposes of the foregoing the amount of any reduction in Taxes attributable to a Tax Reduction Item to be taken into account for any Post-Closing Period shall be an amount equal to the excess (if any) of (x) the liability of the Buyer and its Affiliates for Taxes for such Post-Closing Period determined without regard to any Tax Reduction Items over (y) the liability of the Buyer and its Affiliates for Taxes for such Post-Closing Period determined by taking into account any available Tax Reduction Items. The Buyer shall keep Parent apprised of all progress with respect to the claiming of any Tax Reduction Items and in the event of any dispute regarding any Tax Reduction Items, Parent and the Buyer agree to consult and attempt to resolve in good faith such dispute, but if Parent and the Buyer are unable to resolve such dispute within 30 Business Days of the dispute arising, such dispute shall be resolved by the Settlement Auditor (and if the Settlement Auditor has not been previously selected in connection with the matters governed by Section 5.8(a), the Settlement Auditor shall be selected in the same manner as that set forth in Section 5.8(a)) and any amounts due by the Buyer to Parent upon resolution of such dispute by the Settlement Auditor, as determined by the Settlement Auditor, shall be paid within five Business Days of such resolution. The resolution of the Settlement Auditor shall be binding on both parties and shall be Parent's sole recourse against the Buyer with respect to disputes regarding Tax Reduction Items.

            (d) At Parent's written request and expense, the Buyer shall file or cause to be filed an amended Tax Return or claim for refund for Taxes with respect to Vendamerica for any taxable period ending on or prior to the Closing Date or for any Straddle Period to the extent such amended Tax Return or claim for refund relates to events occurring, or Tax attributes of Vendamerica arising, prior to the Closing on the Closing Date. For purposes of determining Parent's entitlement to refunds for any Straddle Period, Parent shall be entitled to that portion of such refund equal to the excess (if any) of (x) the refund of Taxes owing to Vendamerica for such Straddle Period determined by taking into account any available Tax Reduction Items over (y) the refund of Taxes owing to Vendamerica for such Straddle Period determined without regard to any Tax Reduction Items. Except (i) as required by applicable Tax law or any taxing authority (ii) at the written request of Parent (which written request shall be promptly performed by the Buyer), neither Vendamerica, the Buyer nor any Affiliate of the Buyer shall file or cause to be filed any amended tax return or claim for a refund of Taxes for any taxable period ending on or before the Closing Date.

            (e) The Buyer covenants and agrees that it shall not make, or permit to be made (i) any election under Section 338 of the Code (or any comparable election under state, local or foreign law) with respect to its acquisition of the Shares of Vendamerica or (ii) any election pursuant to Treasury Regulation
Section 301.7701-3(c) or any comparable state or local Law or regulation to have the Company treated as an association taxable as a corporation for federal, state or local Tax purposes for any taxable period or portion thereof ending on or prior to the Closing Date. The Buyer further covenants and agrees, notwithstanding any other provision of this Agreement, that Parent shall have no liability for any Taxes attributable to any such elections. In addition, notwithstanding any other provision of this Agreement, Parent shall have no liability for any Taxes of Vendamerica attributable to any actions taken by the Buyer simultaneous with or after the Closing on the Closing Date other than (i) actions expressly contemplated by this Agreement, or (ii) actions carried out or effected in the ordinary course of business of Vendamerica; provided that in either case, in any circumstance in which the Buyer causes the Company to pay or otherwise discharge any liability of the Company on the Closing Date from funds that are provided by the Buyer or any Affiliate of the Buyer (other than the Company) on the Closing Date, such funds shall be contributed by the then members of the Company in proportion to their member interests immediately preceding the contribution.

            (f) After the Closing, Parent and the Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 5.8 hereof and any audit, claim, litigation, other proceeding or other matter with respect to Taxes of Vendamerica. Such cooperation shall include, without limitation, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, claim, litigation, other proceeding or other matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer shall retain or cause Vendamerica to retain all books and records with respect to Tax matters pertinent to Vendamerica relating to any taxable period until the expiration of the applicable statute of limitations for that taxable period.

            (g) At the Closing, Parent shall deliver to the Buyer a certification in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying that stock in Vendamerica is not a

United States real property interest because Vendamerica is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            Article 6. Conditions to Obligations of the Buyer.

            Notwithstanding any other provision of this Agreement, the obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the Buyer's waiver in writing, on or before the Closing Date of each of the following conditions:

            6.1 Representations and Warranties. The representations and warranties of the Sellers and the Company contained herein and qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a date specified in such representation or warranty, in each case except for changes that are expressly contemplated by this Agreement.

            6.2 Performance by the Sellers and the Company. All of the covenants and agreements to be complied with and performed by the Sellers and the Company on or before the Closing Date shall have been complied with or performed in all material respects.

            6.3 No Material Adverse Change. There shall have been no circumstance, change in, or effect on the Company that has a material adverse effect on the business, results of operations, financial condition and prospects of the Company or on the ability of the Sellers or the Company to consummate the transactions contemplated hereby.

            6.4 Certificate. (a) The Buyer shall have received a certificate, dated as of the Closing Date, executed by or on behalf of the Sellers by the Sellers' Representative and by the Company by its chief executive officer and chief financial officer, (i) that attached to such certificate is a true copy of the certificate of formation and a certificate of good standing of the Company under the Delaware Limited Liability Company Act,
      (ii) to the effect of Sections 6.1, 6.2 and 6.3 hereof, and (iii) that such Person signing such certificate is authorized to do so by the party whom he or she represents.

            (b) The Buyer shall have received a certificate, dated as of the Closing Date, executed by or on behalf of Parent by an authorized officer,
      (i) that attached to such certificate is a true copy of a resolution, if any, of the Board of Management of Parent, which resolutions authorize the execution, delivery and performance of this Agreement, (ii) to the effect of Sections 6.1, 6.2 and 6.3 hereof (with respect to Parent only), and
      (iii) that such Person signing such certificate is authorized to do so by the party whom he or she represents.

            6.5 Consents; No Objections. (a) The applicable waiting periods under the HSR Act shall have expired or been terminated; and

            (b) The parties shall have received all material authorizations, consents, orders and approvals from Governmental Authorities and material consents from third parties, in each case listed or described in Section
      6.5 of the Sellers' Disclosure Letter.

            6.6 No Proceedings or Litigation. No preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of the Company to hold its assets and operate its business as it is being conducted as of the Closing Date such as to have a Material Adverse Effect, or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, shall be in effect.

            6.7 Financing. The Buyer shall have received the proceeds of financing in an amount no less than the Estimated Purchase Price and on terms and conditions which are, in the reasonable judgment of the Buyer, satisfactory to the Buyer.

            6.8 Opinions of Sellers' and Company's Counsel. The Buyer shall have received at Closing opinions addressed to the Buyer and dated the Closing Date from counsel to the Sellers and the Company in form and substance reasonably satisfactory to the Buyer with respect to certain corporate matters.

            6.9 Outstanding Option. The Buyer shall have received evidence in form and substance reasonably satisfactory to the Buyer that the option to purchase 1.5% of the limited liability company interests of the Company held by Jan Michiel Hessels has been canceled.

            Article 7. Conditions to Obligations of the Sellers.

            Notwithstanding any other provision of this Agreement, the obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or the Sellers' waiver in writing, on or before the Closing Date of each of the following conditions:

            7.1 Representations and Warranties. The representations and warranties of the Buyer contained herein and qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a date specified in such representation or warranty, in each case except for changes that are expressly contemplated by this Agreement.

            7.2 Performance by the Buyer. All of the covenants and agreements to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

            7.3 Certificate. The Sellers shall have received a certificate, dated as of the Closing Date, executed by or on behalf of the Buyer by its duly authorized officers or representatives, (i) that attached to such certificate is a true copy of a resolution of the board of directors which resolution authorizes the execution, delivery and performance of this Agreement, (ii) to the effect of Sections 7.1 and 7.2 hereof, and (iii) that each such Person signing such certificate is authorized to do so by the party whom he or she represents.

            7.4 HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated.

            7.5 No Proceedings or Litigation. No preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby, or imposes civil or criminal penalties on any Seller, manager or officer of the Company if such transactions are consummated, shall be in effect.

            Article 8. Tax Matters.

            8.1 Transfer and Conveyance Taxes. The Sellers, on the one hand, and the Buyer, on the other hand, shall be equally liable for and shall each pay or cause to be paid one-half of all applicable sales, transfer, recording, deed, stamp and other similar Taxes (but expressly excluding any income Taxes), including any Real Property transfer or excise Taxes (if any) (collectively, "Transaction Taxes"), resulting from the consummation of the transactions contemplated by this Agreement, and, as among the Sellers, Parent shall be responsible solely for Transaction Taxes resulting from the sale of Shares and the other Sellers shall be responsible solely for Transaction Taxes resulting from the consummation of the other transactions contemplated by this Agreement.

            Article 9. Indemnification and Survival.

            9.1 Indemnification by the Sellers. Subject in all respects to the provisions of this Article 9, the Sellers hereby agree to indemnify and hold harmless the Buyer, and its Affiliates, officers, directors, employees, agents, and successors and permitted assigns (the "Buyer Indemnified Parties"), after the Closing Date from and against any Claims and Damages incurred by them and in connection with, arising out of or resulting from (a) any breach on the part of any Seller of any representation or warranty made by the Sellers in Article 2 hereof or in any certificate delivered pursuant to this Agreement and (b) any breach on the part of any Seller of any covenant or agreement made by the Sellers in this Agreement or in any certificate delivered pursuant to this Agreement. Without duplication of payment, and subject to Section 9.4(c), the indemnification liability of Leonard Riggio for any Claims and Damages pursuant to this Section 9.1 shall be joint and several, and the liability of each of the other Sellers shall be limited to such Seller's pro rata portion of any Claims and Damages, calculated with respect to such Seller's (or, in the case of Parent, Vendamerica's) percentage ownership of the Company immediately prior to the Closing as set forth on Schedule I. Any determination by the Buyer not to pursue indemnification for which indemnification would be available pursuant to this Section 9.1, shall be subject to review by members of senior management of Buyer who are neither Sellers, nor Affiliates of Sellers.

            9.2 Indemnification by Parent. Subject in all respects to the provisions of this Article 9, and without duplication of payment, Parent hereby agrees to indemnify and hold harmless the Buyer Indemnified Parties, after the Closing Date from and against any Claims and Damages incurred by them in connection with, arising out of or resulting from (a) any breach on the part of Parent of any representation or warranty made by Parent in Article 3 hereof or in any certificate delivered pursuant to Article 3 hereof and (b) and notwithstanding the accuracy or inaccuracy of any representations and warranties, the purchase by the Buyer of, or the ownership by the Buyer of, the Shares or Vendamerica, including, without limitation, any liabilities of Vendamerica, but only insofar as the events that gave rise to Claims or Damages occurred prior to the time of closing on the Closing Date.

            9.3 Indemnification by the Buyer. Subject in all respects to the provisions of this Article 9, the Buyer hereby agrees to indemnify and hold harmless the Sellers and their Affiliates, officers, directors, employees, agents, and successors and permitted assigns after the Closing Date from and against any Claims and Damages incurred by them and in connection with, arising out of or resulting from any breach on the part of the Buyer of (a) any representation or warranty made by the Buyer in Article 4 hereof or in any certificate delivered pursuant to this Agreement or (b) any covenant or agreement made by the Buyer in this Agreement or in any certificate delivered pursuant to this Agreement.

            9.4 Limitations on Indemnification Claims and Liability. (a) The respective representations and warranties of the Sellers and the Company, on the one hand, and the Buyer, on the other hand, set forth in this Agreement or in any certificate delivered pursuant to this Agreement, and the opportunity to make a claim for indemnification, or otherwise be indemnified or held harmless, under this Article 9 with respect thereto or with respect to any covenant or agreement relating to any action required by this Agreement to be taken prior to or at the Closing, shall survive until, and expire with, and be terminated and extinguished upon, the date that is eighteen months after the Closing Date, except for the representations set forth in Section 2.4 and Article 3, which shall be perpetual, Section 2.11, which shall survive until the seventh anniversary of the Closing Date, Sections 2.12 and 2.14, which shall survive until the expiration of the applicable statute of limitations (including any extensions thereof), provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying person.

            (b) The Sellers shall not be obligated to indemnify or hold harmless any Indemnitee under Section 9.1(a) (except with respect to a breach of Section 2.4(a) and 2.4(b)) unless and until Claims or Damages in respect of the indemnification obligations of the Sellers under Section 9.1(a) exceed in the aggregate $3,000,000, following which (subject to the provisions of this Article
9) the Sellers shall be obligated to indemnify or hold harmless the Indemnitee for all of such Claims or Damages.

            (c) In no event shall the aggregate liability of any of the Sellers under Section 9.1 (other than under the indemnification provided pursuant to Section 9.1(b) with respect to breach of the covenant set forth in Section 5.5 hereof) exceed such Seller's pro rata portion of the Base Purchase Price, which shall be equal to the product of (i) the Base Purchase Price multiplied by (ii) a fraction, the numerator of which is the amount of the Base Purchase Price received by such Seller and the denominator of which is the aggregate amount of the Base Purchase Price received by all Sellers (except (i) in the case of Sellers other than Parent, with respect to a breach of Section 2.4(a) or 2.4(b) and (ii) in the case of Parent, with respect to a breach of Section 2.4(a)).

            (d) Notwithstanding anything to the contrary in this Agreement, following the Closing, the indemnifications in Sections 9.1 and 9.3 hereof will be the sole and exclusive remedies available to the Buyer or the Sellers, or any of their respective Affiliates, officers, directors, employees, agents, successors or assigns, after the Closing for breaches of any representations or warranties or any covenants or agreements contained in this Agreement, or any certificate delivered pursuant to this Agreement (other than with respect to any covenant or agreement relating to any action required by this Agreement or such certificate to be taken after the Closing), or otherwise in connection with this Agreement except in the case of bad faith, fraud or wilful misconduct. Any claim for indemnification must be made as provided in Sections 9.5, 9.6 and 9.7 hereof.

            9.5 Computation of Claims and Damages. Whenever the Indemnitor is required to indemnify and hold harmless the Indemnitee from and against and hold the Indemnitee harmless from, or to reimburse the Indemnitee for, any item of Claim or Damage, the Indemnitor will, subject to the provisions of this Article 9, pay the Indemnitee the amount of the Claim or Damage (i) reduced by any amounts to which the Indemnitee may be entitled from third parties in connection with such Claim or Damage ("Reimbursements"), (ii) reduced by the Net Proceeds of any insurance policy payable to the Indemnitee with respect to such Claim or Damage and (iii) reduced appropriately to take into account any Tax Benefit to the Indemnitee with respect to such Claim or Damage, net of all income Taxes resulting or that will result from the indemnification payment. For purposes of this Section 9.5, (x) "Net Proceeds" shall mean the insurance proceeds payable, less any deductibles, co-payments, premium increases, retroactive premiums or other payment obligations (including attorneys' fees and other costs of collection) that relates to or arises from the making of the claim for indemnification and (y) "Tax Benefit" shall mean any benefit actually recognized by the Indemnitee in connection with the Claim or Damage. The Indemnitee shall use commercially reasonable efforts to pursue Reimbursements or Net Proceeds that may reduce or eliminate Claims and Damages. If any Indemnitee receives any Reimbursement, Tax Benefit or Net Proceeds after an indemnification payment is made which relates thereto, the Indemnitee shall promptly repay to the Indemnitor such amount of the indemnification payment as would not have been paid had the Reimbursement, Tax Benefit or Net Proceeds reduced the original payment (and any such repayment shall be a credit against any applicable indemnification threshold or limitation set forth in Section 9.4(b) hereof) at such time or times as and to the extent that such Reimbursement, Tax Benefit or Net Proceeds is actually received.

            9.6 Notice of Claims. Upon obtaining knowledge of any Claim or Damage which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification (the "Indemnitee") shall, as promptly as reasonably practicable (but in no event later than 180 days) following the date the Indemnitee has obtained such knowledge, give written notice ("Notice of Claim") of such claim to the Sellers' Representative, Parent or the Buyer, as applicable (the "Indemnitor"). The Indemnitee shall furnish to the Indemnitor in good faith and in reasonable detail such information as the Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnitor to indemnify and hold the Indemnitee harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnitee is entitled to indemnification hereunder. For purposes of this Section 9.6, a Notice of Claim given in good faith must include a good faith estimate of the amount of the claim.

            9.7 Defense of Third Party Claims. If any claim set forth in the Notice of Claim given by an Indemnitee pursuant to Section 9.6 hereof is a claim asserted by a third party, the Indemnitor shall have 30 days after the date that the Notice of Claim is given by the Indemnitee to notify the Indemnitee in writing of the Indemnitor's election to defend such third party claim on behalf of the Indemnitee. If the Indemnitor elects to defend such third party claim, the Indemnitee shall make available to the Indemnitor and its agents and representatives all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control as is reasonably required by the Indemnitor and shall otherwise cooperate with and assist the Indemnitor in the defense of such third party claim, and so long as the Indemnitor is defending such third party claim in good faith, the Indemnitee shall not pay, settle or compromise such third party claim. If the Indemnitor elects to defend such third party claim, the Indemnitee shall have the right to participate in the defense of such third party claim, at the Indemnitee's own expense. In the event, however, that the Indemnitee reasonably determines that representation by counsel to the Indemnitor of both the Indemnitor and the Indemnitee may present such counsel with a conflict of interest, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor will, subject to the provisions of this
Article 9, pay the reasonable fees and disbursements of such counsel when due under such counsel's customary billing practices. The two preceding sentences notwithstanding, if the Indemnitor is Parent, the third party claim relates to Taxes of Vendamerica for taxable periods ending on or prior to the Closing Date and Parent has elected to defend such third party claim, Parent shall control the defense of such third party claim (provided that Buyer may participate at its own expense). If the third party claim relates to

Straddle Period Taxes, the Buyer and Parent shall jointly control the defense and settlement of the claim and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld. If the Indemnitor does not elect to defend such third party claim or does not defend such third party claim in good faith, the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnitor's expense, to defend such third party claim; provided, however, that (i) such Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim; and (ii) such Indemnitee's defense of or its participation in the defense of any such third party claim shall not in any way diminish or lessen the indemnification obligations of the Indemnitor under this Article 9; and (iii) such Indemnitee may not settle any claim without the prior written consent of the Indemnitor, which will not be unreasonably withheld.

            9.8 Treatment of Indemnity Payments. The parties hereto agree that any indemnity payment made pursuant to this Article 9 or Section 5.8(a) shall be treated for tax purposes as an adjustment to the Purchase Price.

            Article 10. Definitions

            Unless otherwise stated in this Agreement, the following capitalized terms have the following meanings:

            Action means any action, suit, claim, arbitration, grievance, complaint, charge, proceeding or investigation (of which either the Sellers or the Company has knowledge) commenced by or pending before any Governmental Authority.

            Affiliate means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with such specified Person.

            Agreement or this Agreement means this Purchase Agreement dated as of the date first above written (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 11.8 hereof.

            Audited Financial Statements has the meaning set forth in Section
      2.5 hereof.

            Business Day means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

            Buyer has the meaning specified in the introductory paragraph to this Agreement.

            Buyer Indemnified Parties has the meaning set forth in Section 9.1 hereof.

            Cash Equivalents means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Rating Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Rating Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above; and
      (vii) capital stock of an acquiror of all or substantially all of the assets, business or membership interests of the Company, which stock is publicly traded on The New York Stock Exchange, Inc. or the NASDAQ National Market Quotation System; provided that, any such capital stock shall be valued at the price per share of such stock at the close of the market on the date any such compensation is paid.

            CERCLA means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

            Claims and Damages means, except as otherwise expressly provided in this Agreement, any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person (including Governmental Authorities), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultants' fees, and reasonable attorneys' fees and costs (including costs incurred in enforcing the applicable indemnity), of every kind and description, contingent or otherwise, incurred by or awarded against a party to the extent indemnified in accordance with Article 9 hereof.

            Closing has the meaning set forth in Section 1.3 hereof.

            Closing Date has the meaning set forth in Section 1.3 hereof.

            Code means the Internal Revenue Code of 1986, as amended.

            Company has the meaning set forth in the introductory paragraph to this Agreement.

            Control (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

            EBITDA means earnings before interest, Taxes, depreciation, amortization and extraordinary items for the business of the Company and shall be determined in accordance with GAAP, applied in a manner consistent with, and otherwise using all accounting procedures, practices and principles used by the Company in preparing, the Company's audited financial statements for the fiscal year ending January 30, 1999. Without in any way limiting the foregoing, EBITDA shall be adjusted as follows:

            (a) EBITDA shall exclude the (i) earnings or losses attributable to acquisitions by the Company or its Subsidiaries following the date of this Agreement and (ii) earnings and losses attributable to the Company's internet operations;

            (b) EBITDA shall exclude any items that would normally be considered extraordinary items in accordance with GAAP, including any gains or losses relating to sales or divestitures from components of the Company;

            (c) EBITDA shall exclude Buyer's overhead charges allocated to the Company which are in excess of actual expenses owed to third parties paid or incurred on behalf of the Company;

            (d) in the event that the Buyer determines to sell any Subsidiary or other component of the Company following the Closing Date, the Buyer and the Sellers' Representative shall negotiate in good faith an appropriate adjustment to the Management EBITDA Targets to take into account the loss of revenues that would be expected to occur as a result of such sale;

            (e) the Company's expenses following the Closing Date shall include a charge in respect of any expenses paid by, or corporate services and accommodations provided to the Company by, the Buyer, including a charge in respect of the Company's portion of the Buyer's annual contributions to its employee bonus and compensation programs, to the extent that any similar expenses and charges were paid by the Company prior to the Closing Date; and

            (f) gross income shall not include any income derived from the early extinguishment of Indebtedness or from any prior period adjustments.

            Employee Benefit Plans means all "employee benefit plans" within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs, policies or arrangements, and all employment, retention, change of control or compensation agreements, in each case for the benefit of, or relating to, any current employee or former employee of the Company or any of its Subsidiaries.

            Encumbrance means any security interest, pledge, mortgage, lien (including tax liens), charge, encumbrance, easement, adverse claim, adverse preferential arrangement, restriction or defect in title.

            Environmental Claims means any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit, Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Person for damages, contributions, indemnification, cost recovery, compensation or injunctive relief.

            Environmental Law means any Law relating to the environment, health, safety or Hazardous Materials, in force and effect on the date hereof or, in the case of the Company's certificate to be delivered in accordance with the provisions of Section 6.4 hereof, on the Closing Date (exclusive of any amendments or changes to such Law or any regulations promulgated thereunder or orders, decrees or judgments issued pursuant thereto which are enacted, promulgated or issued after the date hereof, or in the case of such certificate, on or after the Closing Date), including CERCLA; the Resource Conservation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 6901 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. Sections 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 1101 et seq.

            Environmental Permits means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

            Equipment means all of the tangible personal property, machinery, equipment, vehicles, rolling stock, furniture, and fixtures of the Company in which the Company has an interest, by ownership or lease, together with any replacements thereof, or additions thereto made in the ordinary course of business between the date hereof and the Closing Date.

            ERISA means the Employee Retirement Income Security Act of 1974, as amended.

            ERISA Affiliate of any entity means, any other entity which, together with such entity, would be treated as a single employer under
      Section 414 of the Code.

            Exchange Act means the Securities Exchange Act of 1934, as amended.

            Financial Statements has the meaning set forth in Section 2.5 hereof.

            GAAP means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

            Governmental Authority means any United States federal, state or local government or any foreign government, any governmental, regulatory, legislative, executive or administrative authority, agency or commission or any court, tribunal, or judicial body.

            Governmental Order means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. Governmental Orders shall not include Permits.

            Hazardous Materials means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, PCBs and any other chemicals, materials, or substances designated, classified or regulated as being "hazardous" or "toxic", or words of similar import, under any Environmental Law.

            HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            including means "including, without limitation".

            Indebtedness means obligations with regard to borrowed money and shall expressly not include either accounts payable or accrued liabilities that are incurred in the ordinary course of business or obligations under capital, financing or operating leases regardless of how such leases may be classified or accounted for on financial statements.

            Indemnitee has the meaning set forth in Section 9.6 hereof.

            Indemnitor has the meaning set forth in Section 9.6 hereof.

            Intellectual Property means all patents, trademarks, trade names, domain names, internet sites, intranet sites, websites, service marks and copyrights, and applications for any of the foregoing, and other intellectual property, including computer software and programs, of the Company, whether owned or used by, or licensed to, the Members or the Company.

            Knowledge with respect to the Company means, exclusively, information of which the Sellers' Representative, the President and Chief Executive Officer or the Chief Financial Officer of the Company, or any other employee of the Company designated as a "vice president" or having primary responsibility for environmental matters has knowledge after conduct of reasonable inquiry of the appropriate employees of the Company having supervisory responsibility for the matter concerned. Knowledge with respect to Parent includes any knowledge of Vendamerica.

            Law means the common law and any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

            Material Adverse Effect means any circumstance, change in, or effect on the Company that has a material adverse effect on the business, results of operations or financial condition of the Company or on the ability of the Sellers or the Company to consummate the transactions contemplated hereby.

            Material Contracts means the written agreements, contracts, policies, plans, mortgages, understandings, arrangements or commitments to which the Members or the Company is a party as described below:

                  (i) any agreement or contract providing for payments to any
            Person in excess of $200,000 per year, excluding leases of Equipment or Real Property or licenses with respect to Intellectual Property, which are subject to paragraph (v) below;

                  (ii) any employment agreement, consulting agreement or similar contract providing for payments to any individual in excess of $200,000 per year;

                  (iii) any retention or severance agreement or similar contract with respect to any individual who is to be employed by the Company following the Closing Date;

                  (iv) all collective bargaining agreements or other union
            contracts;

                  (v) any lease of Equipment or Real Property or license with respect to Intellectual Property (other than licenses granted in connection with the purchase of equipment or other assets) by the Company from another Person providing for payments to another Person in excess of $300,000 per year;

                  (vi) any joint venture, partnership or similar agreement or contract of the Company;

                  (vii) any agreement or contract under which the Company has borrowed or loaned any money in excess of $200,000 or issued or received any note, bond, indenture or other evidence of Indebtedness in excess of $200,000 or directly or indirectly guaranteed Indebtedness, liabilities or obligations of others in an amount in excess of $200,000;

                  (viii) any covenant not to compete or contract or agreement, understanding, arrangement or any restriction whatsoever limiting in any respect the ability of the Company to compete in any line of business or with any Person or in any area; and

                  (ix) any agreement or contract with any officer, manager,
            Member or employee of the Company or any of their family members (other than employment agreements covered in clause (i) or agreements or contracts containing terms substantially similar to terms available to employees generally).

      Material Contracts shall not include any and all (x) contracts, purchase orders, purchase commitments, leases and agreements entered into in the ordinary course of business (other than those described in clauses (iii), (v) or (vi) above) that (A) are terminable at will without payment of premium or penalty by the Members or the Company or (B) are terminable on not more than 60 days' written notice without payment of premium or penalty and do not involve the obligation of the Company to make payments in excess of $50,000 during the 60-day period commencing on the Closing Date; (y) contracts, sales orders, purchase orders, purchase commitments and agreements relating to sales of computer software or hardware or video game software or hardware or related services of the Company; and (z) contracts, sales orders, purchase orders, purchase commitments, leases and agreements that are entered into between the date hereof and the Closing Date in the ordinary course of business.

            Member Interests has the meaning set forth in the recitals to this Agreement.

            Members has the meaning set forth in the introductory paragraph to this Agreement.

            Multiemployer Plan means a multiemployer plan, as defined in Section 3(37) of ERISA.

            Net Proceeds has the meaning set forth in Section 9.5 hereof.

            Notice of Claim has the meaning set forth in Section 9.6 hereof.

            Parent has the meaning set forth in the introductory paragraph to this Agreement.

            Parent Disclosure Letter has the meaning set forth in Article 3 hereof.

            Payment Schedule has the meaning set forth in Section 1.2(c) hereof.

            Permits has the meaning set forth in Section 2.10 hereof.

            Permitted Encumbrances means each of the following:

                  (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable;

                  (b) Encumbrances imposed by Law, such as materialmen's,
            mechanics', carriers', workmen's and repairmen's liens and other similar liens, arising in the ordinary course of business;

                  (c) zoning laws and other land use restrictions that do not materially detract from the value or impair the use of the property subject thereto, or materially impair the operation of the Company, as it is being operated prior to the Closing Date;

                  (d) security interests in favor of suppliers of goods for
            which payment has not yet been made, provided that such failure to pay is in the ordinary course of business consistent with past practice; and

                  (e) Encumbrances on the interests of the lessors (but not the lessees) of properties in which the Company holds a leasehold interest.

            Person means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

            Prime Rate means the rate declared from time to time by The Chase Manhattan Bank as its "prime rate" in New York, New York.

            Purchase Price has the meaning set forth in Section 1.2 hereof.

            Real Property means the real property and related mineral rights owned or leased by the Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

            Reimbursements has the meaning set forth in Section 9.5 hereof.

            Release means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

            Sellers has the meaning set forth in the introductory paragraph of this Agreement.

            Sellers' Disclosure Letter has the meaning set forth in Article 2 hereof.

            Sellers' Representative means Leonard Riggio, or his successor or assign.

            Shares has the meaning set forth in the recitals to this Agreement.

            Subsidiary of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly, through Subsidiaries and (ii) any partnership, limited partnership, limited liability company, associates, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest.

            Tax or Taxes means any and all taxes, fees, withholdings, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority (foreign or domestic), including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and customs duties, tariffs and similar charges.

            Tax Benefit has the meaning set forth in Section 9.5 hereof.

            Tax Return means any report, return, document, declaration or other information or filing required to be supplied to any Tax authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

            Title IV Plan means each Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan.

            Total Purchase Price has the meaning set forth in Section 1.2(d).

            Transaction Taxes has the meaning set forth in Section 8.1 hereof.

            Unaudited Financial Statements has the meaning set forth in Section
      2.5 hereof.

            Vendamerica has the meaning set forth in the introductory paragraph to this Agreement.

            Vendamerica Contracts has the meaning set forth in Section 3.6 hereof.

            Vendamerica Leased Property has the meaning set forth in Section
      3.12 hereof.

            Vendamerica Permits has the meaning set forth in Section 3.7(a) hereof.

            Article 11. Miscellaneous Provisions.

            11.1 Termination Rights. (a) Grounds for Termination. This Agreement may be terminated:

            (1) by mutual consent of the parties;

            (2) by either the Sellers and the Company or the Buyer, provided such party or parties are not then in material default hereunder, upon written notice to the other party or parties, if the Closing hereunder has not occurred on or before April 1, 2000; or

            (3) by either the Sellers and the Company or the Buyer, upon written notice to the other party or parties, if any Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the purchase and sale contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

            (b) Post-Termination Liability. If this Agreement is terminated pursuant to Section 11.1(a) hereof, this Agreement shall thereupon become void and of no further effect whatsoever, and the parties shall be released and discharged of all obligations under this Agreement, except (i) to the extent of a party's liability for willful material breaches of this Agreement prior to the time of such termination and (ii) the obligations of each party for its own expenses incurred in connection with the transactions contemplated by this Agreement as provided herein.

            11.2 Litigation Costs. If any litigation with respect to the obligations of the parties under this Agreement results in a final nonappealable order of a court of competent jurisdiction that results in a final disposition of such litigation, the prevailing party, as determined by the court ordering such disposition, shall be entitled to reasonable attorneys' fees as shall be determined by such court. Contingent or other percentage compensation arrangements shall not be considered reasonable attorneys' fees.

            11.3 Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

            11.4 Notices. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested,
(iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) if delivered through such services to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section 11.4.

            If to the Company:

                        Babbage's Etc. LLC
                        2250 William D. Tate Avenue
                        Grapevine, TX  76051
                        Attention:  Richard Fontaine
                        Facsimile No.:  (817) 424-2820

            with a copy to:

                        Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas
                        New York, NY 10104
                        Attention:  Michael Rosen, Esq.
                        Facsimile No.:  (212) 541-1400

            If to a Seller:

                        To the address for such Seller set forth in Section 11.4 of the Sellers' Disclosure Letter

            If to the Buyer:

                        Barnes & Noble, Inc.
                        122 Fifth Avenue
                        New York, NY  10011
                        Attention:  Alan Kahn
                        Facsimile No.: (212) 352-3602
            with copies to:

                        Simpson Thacher & Bartlett
                        425 Lexington Avenue
                        New York, New York 10017
                        Attention:  Richard I. Beattie, Esq.
                                    Charles I. Cogut, Esq.
                        Facsimile No.:  (212) 455-2502

                        William Sheluck, Jr.
                        36 Greenleaf Farms Road
                        Newtown, CT  06470
                        Facsimile No.:  (203) 270-1593

         Any such notice shall be deemed to have been received on the date of personal delivery, the date set forth on the Postal Service return receipt, or the date of delivery shown on the records of the overnight courier, as applicable.

         11.5 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no assignment of any interest under this Agreement by any party except that the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer; provided, however, that no such assignment shall relieve the assignor of its obligations under this Agreement. Except as provided in the preceding sentence, no party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other parties (which consent may be granted or withheld in the sole discretion of such other parties). No such assignment shall relieve the assignor of its obligations hereunder. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         11.6 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

         11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         11.8 Amendment. This Agreement may not be amended or modified except
(a) by an instrument in writing signed by the Sellers' Representative, the Company, Parent and the Buyer or (b) by a waiver in accordance with Section 11.6 hereof.

         11.9 Effect and Construction of this Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein (including any other purchase agreement by and among the parties hereto), and is not intended to, and does not, confer upon any other Person any rights or remedies. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto. Disclosure of any fact or item in a schedule referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears to the extent that the fact or item disclosed is reasonably clearly applicable to such other paragraph or section. Disclosure of any fact or item on a schedule shall not necessarily mean that such item or fact, individually or in the aggregate, is material to the business, results of operations or financial condition of the Company. The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         11.10 Knowledge of and Actions by the Company. (a) Any knowledge of, or notice by any Person to, the Company shall for the purposes of this Agreement be deemed to be attributable to the Sellers.

         (b) The Sellers shall cause (or, in the case of Parent, Parent shall cause Vendamerica to cause) the Company to perform each of the Company's obligations under this Agreement.

         11.11 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in New York, New York.

         11.12 Appointment of Sellers' Representative. Each Seller by executing this Agreement hereby appoints Leonard Riggio as such Seller's agent and attorney-in-fact hereunder.

         11.13 Governing Law. Except to the extent that the Delaware Limited Liability Company Act applies by its terms and the terms of the Company's certificate of formation and the LLC Agreement, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without reference to the conflicts of law provisions thereof.

         11.14 Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.4 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. By execution and delivery of this Agreement, Parent appoints CT Corporation at 111 Eighth Avenue, New York, New York 10011 as its agent upon which process may be served in any such legal action or proceeding for a period of six years from the Closing Date. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         11.15 Apportionment of Costs Among Sellers. Except as otherwise expressly provided herein, each Seller shall pay its pro rata portion of any cost or expense to be shared among the Sellers, calculated with respect to such Seller's (or in the case of Parent, Vendamerica's) percentage ownership of the Company immediately prior to the Closing as set forth on Schedule I.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              /s/ Leonard Riggio
                              LEONARD RIGGIO

                              /s/ R. Richard Fontaine
                              R. RICHARD FONTAINE

                              /s/ Daniel A. DeMatteo
                              DANIEL A. DEMATTEO


                              VENDAMERICA B.V.

                              By: Unikavee B.V., its sole director

                              By: /s/ J.M. Hessels
                                 Name:  J.M. Hessels
                                 Title: Chief Executive Officer


                              THE LEONARD RIGGIO TRUST

                              By: /s/ Michael N. Rosen
                                 Name:  Michael N. Rosen
                                 Title: Trustee


                              BABBAGE'S ETC. LLC

                              By: /s/ Leonard Riggio
                                 Name: Leonard Riggio
                                 Title: Chairman and Chief Executive Officer


                              BARNES & NOBLE, INC.

                              By: /s/ Alan Kahn
                                 Name: Alan Kahn
                                 Title: Chief Operating Officer


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